Exhibit 2.1

EXECUTED VERSION

ASSET PURCHASE AGREEMENT

by and between

LUCIRA HEALTH, INC.

and

PFIZER INC.

dated as of

April 12, 2023

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

		Page
12.8	Counterparts	29
12.9	Severability	29
12.10	Section Headings; Interpretation	29
12.11	Third Parties	30
12.12	Specific Performance	30
12.13	Disclosure Schedule and Exhibits	30
12.14	Definitions	30

-iv-

EXHIBITS AND SCHEDULES

Exhibit 12.4	Form of FDA Letters

Schedule 1.1(e)	Assigned Contracts

Schedule 1.2	Excluded Assets

Schedule 1.5(f)	Required Assigned Contracts

Schedule 8.11	Transition Contracts

Schedule 9.14	Required Permits

SELLER DISCLOSURE SCHEDULE

Attached.

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 12, 2023 by and between Pfizer Inc., a Delaware corporation (“Buyer”) and Lucira Health, Inc., a Delaware corporation (“Seller”). Capitalized terms used but not defined in the context in which they are used shall have the respective meanings assigned to such terms in Section 12.14.

WHEREAS, on February 22, 2023, Seller filed a voluntary petition for relief commencing a case under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court” and the case arising under such petition, the “Bankruptcy Case”);

WHEREAS, Buyer desires to purchase and accept, and Seller desires to sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, to Buyer, all of the Transferred Assets, and Buyer is willing to assume, and Seller desires to assign and delegate to Buyer, all of the Assumed Liabilities, all in the manner and subject to the terms and conditions set forth herein and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code, subject to Buyer’s right to assign its rights and obligations hereunder to one of more of its Affiliates (such sale and purchase of the Transferred Assets and such assignment and assumption of the Assumed Liabilities, the “Transaction”);

WHEREAS, certain of the obligations of Seller under this Agreement are conditioned upon the approval of the Bankruptcy Court in accordance with Article II; and

WHEREAS, the board of directors (or similar governing body) of Seller has determined that it is advisable and in the best interests of such Seller and its constituencies to enter into this Agreement and to consummate the Transactions provided for herein, subject to entry of the Sale Order, and each has approved the same.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties, and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale of the Transferred Assets. Pursuant to Sections 363 and 365 of the Bankruptcy Code, on the terms and subject to the conditions set forth herein and in the other Transaction Documents and in the Sale Order, at the Closing, Seller shall sell, transfer, assign, convey, and deliver to Buyer, and Buyer shall purchase, acquire, and accept from Seller, all of Seller’s right, title, and interest as of the Closing in, to, and under the Transferred Assets, free and clear of all Liens other than Permitted Liens to the maximum extent permitted by Section 363 of the Bankruptcy Code. “Transferred Assets” means all of the assets, properties and rights (contractual or otherwise) of Seller, in each case as of the Closing, Primarily Related to the Products, including, without limitation:

(a) all Seller Inventory, including the items listed on Debtor’s Schedules;

(b) all Seller Intellectual Property, including the items listed on Debtor’s Schedules;

(c) all Permits, including the items listed on Debtor’s Schedules;

(d) all equipment, machinery or other tangible personal property, wherever located (including at Leased Locations and Third Party sites, except to the extent included in the Excluded Assets), including the items listed on Debtor’s Schedules, and any warranty rights or claims associated therewith;

(e) all Contracts to which Seller is a party set forth on Schedule 1.1(e), as such schedule may be amended from time to time pursuant to Section 1.5(e) and the Jabil Contracts (as modified by the Jabil Term Sheet) (collectively, the “Assigned Contracts”);

(f) all deposits and prepayments held by Third Parties pursuant to any Assigned Contract;

(g) all fixed assets and improvements located at each Leased Location, including the items listed on Debtor’s Schedules;

(h) all domain names and internet protocol addresses;

(i) all prepaid items and or expenses to the extent Primarily Related to the Transferred Assets;

(j) all claims, indemnities, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (whether or not known or unknown or contingent or non-contingent) Primarily Related to the Business, the Transferred Assets or the Assumed Liabilities (other than those solely related to the Excluded Assets or the Excluded Liabilities, or claims on insurance policies of Seller);

(k) all books and records Primarily Related to the Business, the Assumed Liabilities or the other Transferred Assets, including (1) the Transferred Records (other than Retained Books and Records), (2) all documentation relating to Seller Intellectual Property, and (3) all other lists, files, documentation, records and related documentation Primarily Related to the Business; and

(l) all goodwill associated with the Transferred Assets.

1.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall Seller be deemed to sell, transfer, assign, convey, or deliver, and Seller shall retain all right, title, and interest to, in and under all assets, properties, interests, and rights (contractual or otherwise) of Seller, that are not Transferred Assets or that are listed on Schedule 1.2 (collectively, the “Excluded Assets”). Buyer shall have the right to add assets to Schedule 1.2 at any time prior to three (3) Business Days before the Sale Hearing.

1.3 Assumption of Certain Liabilities. On the terms and subject to the conditions set forth herein and in the Sale Order, effective as of the Closing, in addition to the payment of the Cash Payment in accordance with Section 4.1, Buyer shall assume from Seller (and, from and after the Closing Date, pay, perform, discharge, or otherwise satisfy in accordance with their respective terms), and Seller shall convey, transfer, and assign to Buyer, only the following Liabilities, without duplication and only to the extent not paid, performed, discharged, or otherwise satisfied on or prior to the Closing Date (collectively, the “Assumed Liabilities”):

(a) all Liabilities which first accrue and are to be performed from and after the Closing arising under the Assigned Contracts, which relate to periods of time after the Closing;

(b) all Liabilities to the extent (i) arising out of or relating to any Transferred Assets, the Products or the operation of the Business (including maintenance and prosecution of Seller Intellectual Property) and (ii) arising out of, first accrued, or relating to the period beginning at the Closing, including all Liabilities arising out of or relating to the Exploitation of the Business or Product and the design, manufacture, testing, marketing, labeling, distribution, use or sale of the Products on or after the Closing;

(c) all Liabilities under any Permits included in the Transferred Assets to the extent arising out of or relating to the period beginning at the Closing;

(d) all Liabilities with respect to the employment by Buyer or an Affiliate of Buyer of the Transferred Employees following the Closing;

(e) all Cure Costs, if any, in connection with the assumption and assignment of any Assigned Contract; and

(f) all Taxes arising out of the ownership of the Transferred Assets or the Assumed Liabilities attributable to taxable periods, or portions thereof, beginning after the Closing Date.

1.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, Buyer shall not assume, be obligated to pay, perform, or otherwise discharge any Liabilities, obligations or Claims of Seller, including relating to the Product or the Business (or to the extent such Liabilities accrued or relate to the period beginning on or prior to the Closing, which may be asserted against or imposed upon Buyer as a successor or transferee of Seller as an acquirer of the Transferred Assets as a matter of law), that are not expressly included in Assumed Liabilities (the “Excluded Liabilities”). All such Liabilities, obligations or Claims, whether known or unknown, direct or contingent, in litigation or threatened, or not yet asserted, shall be retained by and remain Liabilities, obligations or Claims of Seller.

1.5 Assumption/Rejection of Certain Contracts.

(a) Assumption and Assignment of Assigned Contracts. Seller shall provide timely and proper written notice to all parties to Assigned Contracts in accordance with the Bidding Procedures Order and take all other actions reasonably necessary to cause such Assigned Contracts to be assumed by Seller and assigned to Buyer pursuant to Section 365 of the Bankruptcy Code. The Sale Order shall provide that, as of and conditioned on the occurrence of the Closing, Seller shall assume the Assigned Contracts and assign them to Buyer, which assumption and assignment shall be effectuated in accordance with the Bidding Procedures Order and the Sale Order. The notice of assumption filed and served in accordance with the Bidding Procedures Order sets forth Seller’s good-faith estimate of the amounts necessary to cure any defaults under each of the Assigned Contracts as determined by Seller based on Seller’s books and records and as otherwise determined by the Bankruptcy Court (such amounts, the “Cure Costs”). At the Closing, Seller shall, pursuant to the Sale Order, Bidding Procedures Order and the Transferred Assets’ conveyance documents (including, without limitation, a bill of sale and an assignment and assumption agreement), transfer and assign to Buyer (the consideration for which is included in the Consideration) all Assigned Contracts pursuant to Sections 363 and 365 of the Bankruptcy Code. At the Closing, Buyer shall (i) fund all Cure Costs required to be paid pursuant to Section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts and (ii) assume, and thereafter in due course and in accordance with its respective terms pay, fully satisfy, discharge and perform all of the obligations under each Assigned Contract which first accrue and are to be performed from and after the Closing and relate to periods of time after the Closing pursuant to section 365 of the Bankruptcy Code. Using the amounts funded by Buyer, Seller shall on or promptly following the Closing Date pay all Cure Costs required to be paid pursuant to Section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts. On the terms and conditions set forth in this Agreement, Buyer shall have the sole and exclusive right to select, identify and designate the Assigned Contracts. Further, Buyer shall cooperate with Seller and shall give Seller and its representatives (including Seller’s accountants, consultants, counsel, and employees) evidence of its ability to provide adequate assurance as may be required under Section 365 of the Bankruptcy Code and payment by Buyer of the Cure Costs in respect of the Assigned Contracts, which evidence shall be disseminated by Seller to the counterparties to the Assigned Contracts. Seller agrees that it will promptly take such commercially reasonable actions as are necessary to obtain a Final Order providing for the assumption and assignment of Assigned Contracts. For the avoidance of doubt, and notwithstanding anything contained in this Agreement to the contrary, as of the third (3rd) Business Day prior to the Sale Hearing, any Contract that is not listed on Schedule 1.1(e) or Schedule 1.5(f), as such Schedule may be updated in accordance with Section 1.5(e) of this Agreement as of such date, shall not be considered an Assigned Contract.

(b) Deemed Consents. As part of the Sale Motion (or, as necessary in one or more separate motions), Seller shall request that by providing fourteen (14) days’ notice of its intent to assume and assign any Assigned Contract, the Bankruptcy Court shall deem any non-debtor party to such Assigned Contract that does not file an objection with the Bankruptcy Court during the applicable notice period to have given any required consent to the assumption of the Assigned Contract by Seller and assignment to Buyer if, and to the extent that, pursuant to the Sale Order or other order of the Bankruptcy Court, Seller is authorized to assume and assign the Assigned Contract to Buyer and Buyer is authorized to accept such Assigned Contract pursuant to Section 365 of the Bankruptcy Code.

(c) Non-Assignment. Buyer acknowledges that the Sale Order will authorize the assumption and assignment of the Assigned Contracts without the requirement of any consent by the parties thereto. To the extent any Assigned Contract is not assumable and assignable by Seller to Buyer under Section 365 of the Bankruptcy Code without the consent of the applicable counterparty thereto, Seller shall use its commercially reasonable efforts prior to the Closing to obtain all such required consents of Third Parties that are necessary for the consummation of the Transactions contemplated hereby (the “Third Party Consents”). If a Third Party Consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller shall continue to use its commercially reasonable efforts (at Buyer’s expense) to obtain such Third Party Consents following the Closing and, until obtained, use its commercially reasonable efforts after Closing to provide to Buyer the benefits under any such Assigned Contract or any claim or right including, without limitation, enforcement for the benefit of Buyer of any and all rights of Seller against a Third Party thereto arising out of the default or cancellation by such Third Party or otherwise.

(d) Disputed Contracts. If there is an objection by a non-debtor Contract counterparty to the proposed Cure Costs asserted by Seller with regard to any Assigned Contract (such contract, a “Disputed Contract”), and if (i) Seller settles with the counterparty to the Disputed Contract regarding Cure Costs without Buyer’s prior consent (a “Disputed Contract Settlement”), or (ii) the Bankruptcy Court enters a Final Order determining Cure Costs with respect to the Disputed Contract (a “Disputed Contract Order”), in either case in a manner that fixes Cure Costs in an amount that is reasonably unacceptable to Buyer, Buyer shall have the option, upon written notice to Seller and within ten (10) days of receiving notice of the Disputed Contract Settlement or the entry of the Disputed Contract Order, to designate the Disputed Contract as no longer an Assigned Contract, and neither Seller nor Buyer shall be responsible for any Cure Costs associated with such Disputed Contract. In no event shall Seller settle a Cure Costs objection with regard to any Assigned Contract without the express written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed and with an email consent being sufficient). In the event that Seller and a non-debtor counterparty to a Disputed Contract cannot resolve any objection to the proposed Cure Cost asserted by Seller, the Disputed Contract may be assumed by Seller and assigned to Buyer, provided that Seller shall segregate from the Closing Date Payment the Cure Cost that the non-debtor contract counterparty asserts is required to be paid, with such amount to be paid by Seller from such segregated funds provided by Buyer upon a resolution of the dispute by the Bankruptcy Court or mutual agreement by the parties. Any objection to the proposed assumption and assignment of a contract or related Cure Cost proposed in connection with the Transaction that remains unresolved as of the Sale Hearing shall be heard at the Sale Hearing (or at a later date as may be determined by Seller or fixed by the Bankruptcy Court).

(e) Notwithstanding anything in this Agreement to the contrary, Buyer may add any Contract to Schedule 1.1(e) at any time during the period commencing from the date hereof and ending the date that is three (3) Business Days before the commencement of the Sale Hearing. Automatically upon the addition of any Contract to Schedule 1.1(e), such Contract shall be an Assigned Contract for all purposes of this Agreement. Seller and Buyer may, upon mutual written agreement, amend or revise Schedule 1.1(e) setting forth the Assigned Contracts, in order to eliminate any Contract from such schedule at any time during the period commencing from the date hereof and ending the date that is three (3) Business Days before the commencement of the Sale Hearing. Automatically upon the removal of any Contract from Schedule 1.1(e), it shall be an Excluded Asset for all purposes of this Agreement, and no liabilities arising thereunder shall be assumed or borne by Buyer.

(f) Required Assigned Contracts. Notwithstanding anything herein to the contrary, the parties hereto understand and agree that Buyer’s obligation to close the transactions contemplated by this Agreement is specifically conditioned on the assumption and assignment of the Assigned Contracts set forth on Schedule 1.5(f) (the “Required Assigned Contracts”). Buyer shall have the right to remove any Contract from Schedule 1.5(f) at any time prior to three (3) Business Days before the Sale Hearing.

ARTICLE II

BANKRUPTCY COURT APPROVAL AND OTHER MATTERS

2.1 Sale Process. From the date hereof (and any prior time) and until the transactions contemplated hereby are consummated, Seller is permitted to and to cause its representatives and Affiliates to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by any Person (in addition to Buyer and its Affiliates and representatives) in connection with submitting any Qualified Bid in accordance with the Bidding Procedures Order. In addition, Seller shall have the authority to respond to any inquiries or offers with respect to a Qualified Bid and perform any and all other acts related thereto to the extent any such act is not in violation of the Bidding Procedures Order or the Bankruptcy Code. This Agreement is subject to approval by the Bankruptcy Court and the consideration by Seller of higher or better competing bids in respect of the Transferred Assets, as determined by Seller in accordance with the Bidding Procedures Order.

2.2 Bankruptcy Court Matters; Entry of Order Approving Sale. On February 22, 2023, Seller filed the Sale Motion.

(a) Seller and Buyer each shall act promptly, diligently and in good faith, and use their respective best efforts, in pursuing entry of the Sale Order, and otherwise effectuating and consummating the Transactions, including the sale of the Transferred Assets to Buyer, under the terms and conditions of this Agreement, in each case as soon as practicable and subject to the Bidding Procedures Order, but in any case within the applicable timeframes contemplated by this Agreement, including, without limitation, promptly, diligently and in good faith, and using their respective reasonable best efforts in:

(i) preparing and filing appropriate supporting papers;

(ii) furnishing available supporting testimony or other evidence;

(iii) contesting any applicable objections;

(iv) responding to any applicable discovery requests; and

(v) contesting any applicable appeals or related relief.

(b) If this Agreement and the sale of the Transferred Assets to Buyer on the terms and conditions hereof are determined to be the “highest or otherwise best offer” in accordance with the Bidding Procedures Order, the Sale Order shall be in accordance with the terms of this Agreement, and shall, among other things:

(i) approve this Agreement (as may be amended following an Auction, if one is held and Buyer presents the Successful Bid (as such term is defined in the Bidding Procedures)) and the execution, delivery, and performance by Seller of this Agreement and the other instruments and agreements contemplated hereby;

(ii) approve and direct the sale and transfer of the Transferred Assets to Buyer and approve and direct the assumption and assignment of the Assigned Contracts to Buyer free and clear of all Liens, Claims or interests, based on appropriate findings and rulings pursuant to, inter alia, Sections 363(b), 363(f), 363(m) and 365 of the Bankruptcy Code including, but not limited to, Sections 365(h), 365(i), 365(l) and 365(n) of the Bankruptcy Code and the release of Buyer of any rights otherwise associated with, and which may otherwise be to the benefit of, any Third Parties;

(iii) include a finding that Buyer is a good faith purchaser pursuant to Section 363(m) of the Bankruptcy Code;

(iv) include a finding that Buyer is not deemed to be a successor to Seller, to have, de facto or otherwise, merged with or into Seller or to be a mere continuation of Seller;

(v) include a finding that the Consideration is a fair and reasonable price for the Transferred Assets;

(vi) include a finding that Buyer will not have any derivative, successor, transferee or vicarious Liability for Liabilities of Seller or its Affiliates by reason of any theory of Law or equity (whether under federal or state Law or otherwise) as a result of the transactions contemplated by this Agreement including, but not limited to, any Liabilities on account of transfer Taxes, except as expressly assumed by Buyer in this Agreement;

(vii) include a finding that, to the maximum extent permitted by the Bankruptcy Code, the so-called “bulk sales,” “bulk transfer” or similar Laws in any applicable jurisdictions do not apply;

(viii) include a finding confirming the adequacy of notice to all creditors and parties in interest and parties to any executory Contract, unexpired lease or right of entry; and

(ix) include provisions for the retention of jurisdiction in the Bankruptcy Court over matters relating to the transactions contemplated in this Agreement including matters relating to title to the Transferred Assets and claims against the Transferred Assets which arose or were based on facts or occurrences prior to the Closing. Furthermore, the Sale Order shall not have been reversed, stayed, modified or amended.

(c) Within one (1) calendar day following the closing of the Auction, if one is held, Seller shall provide notice of the Successful Bid(s) and the Successful Bidder(s) and any applicable Next-Highest Bidders(s) (as such terms are defined in the Bidding Procedures) to be filed with the Bankruptcy Court.

ARTICLE III

INSTRUMENTS OF TRANSFER AND ASSUMPTION

At the Closing, Seller will deliver to Buyer (a) one or more bills of sale as may be reasonably required by and acceptable to Buyer, (b) one or more assignment and assumption agreements as may be reasonably required by and acceptable to Buyer, (c) one or more patent and trademark assignment agreements as may be reasonably required by and acceptable to Buyer, and (d) all such other good and sufficient instruments of sale, transfer and conveyance consistent with the terms and provisions of this Agreement as shall be necessary to vest in Buyer (or its designee(s)) all of Seller’s right, title and interest in, to and under the Transferred Assets.

ARTICLE IV

CONSIDERATION; ALLOCATION

4.1 Consideration; Payment.

(a) The aggregate consideration (collectively, the “Consideration”) to be paid by Buyer for the purchase of the Transferred Assets shall be:

(i) the assumption of Assumed Liabilities;

(ii) the sum of:

(A) a cash payment (the “Cash Payment”) equal to Five Million Dollars ($5,000,000), plus

(B) the payment of Cure Costs in respect of the Assigned Contracts set forth on Schedule 1.1(e) (other than Cure Costs for the Jabil Contracts which shall be paid by Buyer pursuant to Section 4.1(a)(ii)(C)); plus

(C) an additional cash payment of Seven Million Dollars ($7,000,000) less the aggregate amount of paid Cure Costs associated with (x) the Jabil Contracts and (y) any Transition Contracts, if any (the “Additional Amount”); provided that Buyer must provide Seller with a detailed written accounting of the Cure Costs paid by Buyer under subclauses (x) and (y) within sixty-five (65) days following Closing.

(b) At the Closing, Buyer shall deliver, or cause to be delivered to Seller, the Cash Payment less the Deposit (the “Closing Date Payment”). Within sixty-five (65) days following Closing, Buyer shall deliver, or cause to be delivered to Seller, the Additional Amount. The Closing Date Payment, the Additional Amount and any payment required to be made pursuant to any other provision hereof shall be made in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by the applicable party to (or for the benefit of) whom such payment is to be made at least two (2) Business Days prior to the date such payment is to be made.

4.2 Deposit.

(a) Contemporaneous with its execution of this Agreement, Buyer is making an earnest money deposit with Acquiom Clearinghouse LLC (the “Escrow Agent”) in an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Deposit”), by wire transfer of immediately available funds for deposit into an escrow account, in accordance with the terms of an escrow agreement, which shall be in a form reasonably acceptable to Seller and Buyer. The Deposit shall not be subject to any Lien, attachment, trustee process, or any other judicial process of any creditor of Seller or Buyer and, if the Closing occurs, shall be applied against payment of the Consideration on the Closing Date. The Deposit shall be released by the Escrow Agent and delivered to either (x) Buyer or (y) Seller, as follows:

(i) If this Agreement has been terminated (A) by Seller pursuant to Section 11.2(d), (B) by Seller pursuant to Section 11.2(e) in any circumstance where Buyer is not entitled to terminate pursuant to Section 11.2(e) because the failure of the Closing to occur results from the material breach by Buyer of its obligations under this Agreement required to be performed by it at or prior to the Closing or (C) by Buyer pursuant to Sections 11.2(b) or 11.2(c), in each case, in circumstances where Seller would be entitled to terminate this Agreement pursuant to Sections 11.2(d) or 11.2(e) and Seller provided prior written notice to Buyer of such claimed right, then Seller shall be entitled to retain the Deposit together with all received investment income, if any.

(ii) If this Agreement has been terminated by either party, other than as contemplated by Section 4.2(a)(i), then the Deposit, together with all received investment income, if any, shall be returned to Buyer within five (5) Business Days after such termination.

(b) The parties agree that Seller’s right to retain the Deposit, as set forth in Section 4.2(a)(i), is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Seller for its efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(c) If the Closing occurs, the Deposit shall be transferred to Seller in partial payment of the Consideration.

4.3 Withholding. Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such Taxes as it is required to deduct and withhold by applicable Law. To the extent that amounts are so withheld and paid to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made.

4.4 Allocation. Buyer and Seller agree to allocate for Tax purposes (and, as applicable, to cause their respective Affiliates to allocate for Tax purposes) the Consideration (plus the Assumed Liabilities and any other amounts treated as additional consideration for Tax purposes) among the Transferred Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Within seventy-five (75) days following the Closing Date, Buyer shall deliver to Seller the proposed allocation of the Consideration, the Assumed Liabilities (to the extent properly taken into account for income Tax purposes) and any other amounts treated as additional consideration for income Tax purposes as of the Closing Date (the “Allocation”). If Seller does not respond within ten (10) Business Days after the date of such delivery, Buyer’s Allocation shall be final and binding. If Seller, after consultation with the Committee, objects, Buyer and Seller shall negotiate in good faith to finalize such Allocation. If the parties cannot agree then the dispute shall be resolved by an independent accounting firm jointly chosen by the parties hereto, with the costs of such accounting firm shared equally by Buyer and

Seller. Seller and Buyer shall file their respective IRS Forms 8594 (as and to the extent applicable) and all U.S. federal, state and local Tax Returns in a manner consistent with the Allocation and not take any position inconsistent with the Allocation in any Tax-related audit, examination or other proceeding (whether administrative or judicial) unless required by applicable Law.

ARTICLE V

CLOSING

Subject to the terms and conditions hereof, the closing of the Transactions contemplated by this Agreement (the “Closing”) shall take place virtually (by delivery of executed documents via pdf, DocuSign or other electronic means), no later than the third (3rd) Business Day following the date on which all conditions to Closing set forth in Article IX and Article X have been satisfied or waived in accordance with their terms or at such other time or place as each party may mutually agree in writing (the date on which the Closing is actually held, the “Closing Date”). If it occurs, the Closing shall be effective as of 12:01 a.m. Eastern time on the Closing Date.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedule to be delivered by Seller to Buyer and consented to and agreed to by Buyer (the “Disclosure Schedule”), Seller represents and warrants to Buyer as of the date hereof as follows:

6.1 Organization, Qualification and Authority. Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and under the Laws of each jurisdiction where qualification as a foreign entity is required, except where the lack of such qualification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller has all necessary power and authority to own and operate its properties and to carry on its business as is now being conducted subject to the Bankruptcy Case. Seller has the power and authority to execute and deliver and perform its obligations under this Agreement and the other Transaction Documents, and to undertake the Transactions contemplated hereby and thereby. Seller does not own (beneficially or of record) and does not have any interest in, any capital stock, membership interests or other equity interests of or in any other Person.

6.2 Authorization, Execution and Delivery of Agreement and Transaction Documents. All necessary consents and approvals have been obtained by Seller for the execution and delivery of this Agreement and the Transaction Documents, subject to order of the Bankruptcy Court. The execution, delivery, and performance of this Agreement and the other Transaction Documents by Seller and the transfer or assignment of the Transferred Assets to Buyer have been duly and validly authorized and approved by all necessary corporate or other entity action. This Agreement and each of the Transaction Documents constitute Seller’s legal, valid and binding obligations, enforceable against Seller (to the extent it is a party thereto) in accordance with their respective terms, subject to Laws of general application relating to the rights of creditors generally and the availability of equitable remedies. Subject to order of the Bankruptcy Court and pursuant thereto, Seller has full power, right and authority to sell, transfer and convey to Buyer the Transferred Assets.

6.3 Title to Assets. Except as disclosed in Section 6.3 of the Disclosure Schedule, Seller has good and marketable title or rights as a licensee to, or a valid leasehold interest in, all of the properties and assets included in the Transferred Assets, and has the power and right to use, transfer, sell, convey, assign and deliver, and shall at Closing transfer, sell convey, assign and deliver to Buyer the Transferred Assets, free and clear of all Liens, other than Permitted Liens, to the maximum extent permitted by Section 363 of the Bankruptcy Code. The delivery to Buyer at the Closing of the Transaction Documents, together with the Sale Order, will vest in Buyer good and marketable title to the Transferred Assets, free and clear of all Liens, other than Permitted Liens, to the maximum extent permitted by Section 363 of the Bankruptcy Code. To the Knowledge of Seller, the Transferred Assets include all material tangible and intangible assets and properties necessary for the conduct of the Business.

6.4 Legal Proceedings. Except as set forth on Section 6.4 of the Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened, and during the last three (3) years there has not been any Legal Proceeding filed against, or affecting Seller, the Transferred Assets or the Business, or to the Knowledge of Seller, pending, or during the last three (3) years filed or threatened, against any of the current or former officers, directors or employees of Seller (a) that challenges or that is reasonably expected to have the effect of preventing, making illegal, delaying or otherwise interfering with any of the transactions contemplated by this Agreement; or (b) that is or was related to the Transferred Assets, Assumed Liabilities or the Business.

6.5 No Violation of Laws or Agreements. Subject to order of the Bankruptcy Court, the execution and delivery by Seller of this Agreement and the Transaction Documents contemplated hereby, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated herein and therein will not, (a) violate any Laws or any judgment, decree, order, regulation or rule of any court or Governmental Entity to which Seller is subject; (b) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the Transferred Assets, any Assigned Contract, license, Permit, franchise or other instrument to which Seller is a party and which relates to any of the Transferred Assets; or (c) contravene, conflict with or result in a violation of any provision of any organizational documents of Seller, except in the case of the foregoing clauses (a) and (b), for breaches, defaults, violations, terminations, amendments, accelerations, cancellations or Liens that (A) would not reasonably be expected to be material to the Transferred Assets or (B) are excused by or unenforceable as a result of the entry or effectiveness of the Sale Order. Subject to entry of the Bidding Procedures Order and Sale Order, except (x) for notices, filings and consents required in connection with the Bankruptcy Cases, and (y) for the notices, filings and consents set forth on Section 6.5 of the Disclosure Schedule, Seller is not required to give any notice to, make any registration, declaration or filing with, make any payment to, or obtain any consent, waiver or approval from, any Person (including any Governmental Entity) in connection with the execution and delivery of this Agreement and each of the Transaction Documents or the consummation or performance of any of the transactions contemplated hereby and thereby.

6.6 Compliance with Laws; Permits.

(a) Seller is, and to the Knowledge of Seller at all times in the last three (3) years has been, in compliance in all material respects with all Laws applicable to Seller or relating to or affecting the Transferred Assets or the Business. Seller has not received any written notice to the effect that, or otherwise been advised of and to the Knowledge of Seller there has not occurred with respect to the Transferred Assets or the Business (i) any actual, alleged, possible or potential violation of, or failure to comply with, any such Laws, or (ii) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. To the Knowledge of Seller, the Permits included in the Transferred Assets include all Permits used or necessary for the lawful conduct of the Business, including, but not limited to all Regulatory Approvals related to the Product. To the Knowledge of Seller, Debtor’s Schedules contains a true and complete list as of the date hereof of all Permits currently held by Seller related to the Transferred Assets, Regulatory Approvals, and the Products or used or useful in the Business. To the Knowledge of Seller, all such Permits are valid and in force and effect.

(b) To the Knowledge of Seller, all Permits required to be filed, maintained or furnished to a Regulatory Authority or any Governmental Entity have been so filed, maintained or furnished, and all Permits were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

6.7 Service of Bankruptcy Documents. Seller has appropriately and timely served all parties in interest with copies of the sale and bid procedures motion and applicable notices in accordance with the Bidding Procedures Order.

6.8 Assigned Contracts. As of the Closing, a true and complete copy of each Assigned Contract set forth on Schedule 1.1(e) as of the date hereof and each Transition Contract (including all amendments, modifications and waivers, and annexes, exhibits and schedules, thereto) has been made available to Buyer by Seller. Each Assigned Contract and each Transition Contract is in full force and effect and is the legal, valid and binding obligation of Seller, and to Seller’s Knowledge, each other party thereto, enforceable against Seller, and to Seller’s Knowledge, each other party thereto, in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting creditors. Other than the amounts included in Cure Costs, to Seller’s Knowledge, no other party to an Assigned Contract or Transition Contract is in material default under or material breach of such Contract. As to each Assigned Contract and Transition Contract, to Seller’s Knowledge, except as a result of Seller’s failure to pay, there has not occurred any event or events that, with the lapse of time or the giving of notice or both, would constitute a material breach or a material default by any other party to such Contract or would result in the acceleration or termination of such Contract. Except as set forth on Section 6.8 of the Disclosure Schedule, no party to any Assigned Contract or Transition Contract has exercised any termination rights with respect thereto as of the date hereof or notified Seller or the applicable other party in writing of its intention to not renew such Contract.

6.9 Brokers. Except for Armanino LLP, Seller has not engaged or incurred any Liability to any agent, broker or other Person acting pursuant to the express or implied authority of Seller which is or may be entitled to a commission or broker or finder’s fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Transferred Assets. Seller shall be solely responsible for any fees, commissions or other amounts owing or that may become due and owing to Armanino LLP.

6.10 Reserved.

6.11 Cure Costs. The Cure Costs set forth on Section 6.11 of the Disclosure Schedule represent Seller’s best, good faith estimate of the Cure Costs for each Assigned Contract.

6.12 Seller Intellectual Property.

(a) Debtor’s Schedules contains, as of the date hereof, a true and complete list of each of the registrations and applications for registrations included in Seller Intellectual Property, which is true and complete with respect to all Seller Intellectual Property, specifying as to each such item, as applicable, (i) the title and owner of such item, (ii) the jurisdiction in which such item is applied for, issued or registered, (iii) the respective issuance, registration, or application number of such item, and (iv) the date of application and issuance or registration of such item.

(b) Other than the Transferred Assets, Seller does not own or otherwise have any right, title or interest in or to any Intellectual Property related to, or necessary or reasonably useful for, any Exploitation of any Product. To the Knowledge of Seller, Seller Intellectual Property constitutes all Intellectual Property necessary for any Exploitation of the Product.

(c) There exists no restrictions on the disclosure, use, license or transfer of Seller Intellectual Property. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Seller Intellectual Property.

(d) To the Knowledge of Seller, neither Seller Intellectual Property nor the Exploitation of any Product has infringed, misappropriated or otherwise violated, any Intellectual Property of any Third Party, nor been accused by any Third Party of doing so. There is no Action pending against, or, to the Knowledge of Seller, threatened against, and no Action has been filed or, to Seller’s Knowledge, threatened in the past five years against, Seller (i) based upon, or challenging or seeking to deny or restrict, the rights of Seller in any of Seller Intellectual Property or (ii) alleging that the use of Seller Intellectual Property or Exploitation of any Product has infringed, misappropriated or otherwise violated any Intellectual Property of any Third Party. Except as set forth in Section 6.12 of Disclosure Schedule, Seller has not received from any Third Party any offer to license any Intellectual Property owned or controlled by a Third Party for use in connection with Seller Intellectual Property or the Exploitation of any Product. To the Knowledge of Seller, no Third Party is infringing or otherwise violating Seller’s rights in Seller Intellectual Property.

(e) None of Seller Intellectual Property has been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of Seller, all Seller Intellectual Property is valid and enforceable. To the Knowledge of Seller, Seller owns all right, title and interest in and to Seller Intellectual Property, free and clear of all Liens, other than Permitted Liens.

6.13 Real Property. Section 6.13 of the Disclosure Schedule contains a true and complete list of each Lease together with the amount of any security deposit provided by Seller in connection therewith. A true and complete copy of each Lease (including all amendments, modifications and waivers, and annexes, exhibits and schedules, thereto) has been provided to Buyer by Seller on or prior to the date hereof. No portion of the real property described in the Leases is subject to any pending or, to Seller’s Knowledge, threatened condemnation or other similar proceeding by any Governmental Entity. There are no contracts or licenses to which Seller is a party granting to any Third Party the right of use or occupancy of any portion of the real property described in the Leases. Each property leased under such Leases is in all material respects in good operating condition and repair and free from any material defects, reasonable wear and tear excepted, and is suitable for the uses for which it is being used in all material respects. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither Seller nor, to Seller’s Knowledge, any other party to any such Lease, is in breach or violation of, or default under, any Lease and, to the Knowledge of Seller, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default (whether by lapse of time or notice or both) thereunder.

6.14 Taxes.

(a) Seller has timely filed or caused to be timely filed with the appropriate Tax Authorities all material Tax Returns that are required to be filed with respect to the ownership, operation, use or other Exploitation of any of the Transferred Assets on or prior to the Closing. Such Tax Returns are and will be true, correct and complete in all material respects.

(b) All Taxes and all Tax liabilities with respect to the ownership, operation, use or other Exploitation of any of the Transferred Assets that are due and payable on or prior to the Closing have been timely paid in full to the appropriate Tax Authorities on or prior to the Closing.

(c) Seller has established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all material Taxes which arise from or with respect to the ownership, operation, use or other Exploitation of the Transferred Assets.

(d) (i) Seller has not been the subject of an audit or other examination of Taxes by the Tax Authorities of any nation, state or locality with respect to the ownership, operation, use or other Exploitation of any of the Transferred Assets, which audit or other examination has not been settled as of the date hereof; (ii) to the Knowledge of Seller or any officer or employee of Seller, no such audit is contemplated or pending; and (iii) Seller has not received any written notices from any Tax Authority relating to any material issue that could affect any Tax liability with respect to the ownership, operation, use or other Exploitation of any of the Transferred Assets.

(e) Seller, (i) has not entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes with respect to the ownership, operation, use or other Exploitation of any of the Transferred Assets that has not expired, and (ii) is not presently contesting the Tax liability with respect to ownership, operation, use or other Exploitation of any of the Transferred Assets before any Governmental Entity.

(f) All Taxes that Seller is (or was) required by applicable Law to withhold or collect with respect to the ownership, operation, use or other Exploitation of any of the Transferred Assets in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(g) No written claim has ever been made by any Tax Authority in a jurisdiction where Seller does not file Tax Returns with respect to the ownership, operation, use or other Exploitation of any of the Transferred Assets that Seller is or may be subject to taxation by that jurisdiction with respect to the ownership, operation, use or other Exploitation of any of the Transferred Assets.

(h) There are no Liens for Taxes on the Transferred Assets other than Liens for Taxes not yet due and payable.

(i) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

6.15 Employment, Labor and Benefits Matters.

(a) Section 6.15(a) of the Disclosure Schedule hereto sets forth a true and complete list of all employees, independent contractors and consultants of Seller as of the date hereof, his or her date(s) of hire, position and title (if any), current rate of compensation (including bonuses, commissions and incentive compensation, if any), and in the case of an employee, whether such employee is hourly or salaried, whether such employee is exempt or non-exempt, the number of such employee’s accrued sick days and vacation days, whether such employee is absent from active employment and, if so, the date such employee became inactive, and, if applicable, the anticipated date of return to active employment.

(b) Seller is not (i) party to or bound by any collective bargaining agreement, (ii) experiencing any pending or, to Seller’s Knowledge, threatened, labor strike, slowdown, stoppage or other labor dispute, (iii) involved in any pending collective bargaining negotiations relating to the employees of Seller or (iv) engaged in any unfair labor practice or is the subject of any unfair labor practice charge or complaint that is pending or, to Seller’s Knowledge, threatened, before the National Labor Relations Board. To Seller’s Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of Seller.

(c) There are no pending, or, to Seller’s Knowledge, threatened, and, except as set forth in Section 6.15(c) of the Disclosure Schedules, for the past three (3) years, there have not been any, Legal Proceedings, allegations, charges, complaints, audits or investigations concerning employment discrimination, independent contractor classifications, wage payment, overtime obligations or other issues pertaining to unlawful employment practices against Seller and, to Seller’s Knowledge, there is no basis for any such Legal Proceeding, allegation, charge, complaint, audit or investigation.

(d) To Seller’s Knowledge, no employee, independent contractor, officer or director of Seller is a party to, or is otherwise bound by, any Contract, agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee, independent contractor, officer or director and any other Person that in any way adversely affects or will affect (i) the performance of his or her duties as an employee, independent contractor, officer or director of Seller or, following the Closing, Buyer, or (ii) the ability of Seller or, following the Closing, Buyer, to conduct its Business. A true and correct copy of any form of confidentiality, noncompetition, nonsolicitation or proprietary rights agreement currently in force between Seller and any of its employees, officers, directors or independent contractors, and any material variances therefrom, has been made available to Buyer.

(e) Except as disclosed in Section 6.15(e) of the Disclosure Schedule, within the past three (3) years, Seller has not entered into a settlement agreement with any employee resolving allegations of sexual harassment by an officer or an employee of Seller, and there have not been any Legal Proceedings pending or, to Seller’s Knowledge, threatened, against or related to Seller, in each case, involving allegations of sexual harassment by any employee in a managerial or executive position.

(f) None of Seller or any ERISA Affiliates, either currently or at any time, sponsored or otherwise has or has had any Liability with respect to (i) a multiemployer plan within the meaning of Section 3(37) of ERISA, (ii) a pension plan (as defined in Section 3(2) of ERISA) subject to Section 412 of the Code, Section 430 of the Code or Title IV of ERISA, (iii) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (iv) any multiple employer plan as determined under Section 413 of the Code.

(g) Except as disclosed in Section 6.15(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, alone or together with any other event, result in or cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment, compensation or benefit, including severance, to any employee of Seller. There are no contracts or arrangements providing for payments that could subject any Person to Liability for Tax under Section 4999 of the Code or cause the loss of a deduction to Seller under Section 280G of the Code.

(h) Neither Seller nor any ERISA Affiliates provides, nor have they at any time provided, coverage under any welfare plan, as defined under Section 3(1) of ERISA, (including, but not limited to, life insurance, disability, medical, dental, prescription drugs, or accidental death or dismemberment) to any of their former employees, other than any continuation or conversion coverage required under applicable Law.

(i) To the Knowledge of Seller, each Plan is in compliance with its terms and with ERISA, the Code and other applicable Laws.

6.16 Regulatory Compliance.

(a) Seller, and to the Knowledge of Seller, each of its directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, contract packagers, service providers, suppliers, and distributors and third-party logistics providers are, and at all times prior hereto were, in material compliance with applicable Health Care Laws. There are no facts or circumstances that individually or in the aggregate with all other such facts or circumstances, reasonably would be expected to give rise to any material liability under any Health Care Laws.

(b) Seller, and to the Knowledge of Seller, its authorized distributor(s), is and at all times has been, in compliance in all material respects with all Regulatory Approvals. To the Knowledge of Seller, there are no facts or circumstances that, individually or in the aggregate with all other such facts or circumstances, would be reasonably likely to lead to the revocation, suspension, limitation, or cancellation of a Regulatory Approval or Permit required or issued under Health Care Laws or rejection of a de novo classification request submitted to the FDA or any similar or equivalent application submitted to a Regulatory Authority.

(c) Except as set forth on Section 6.16(c) of the Disclosure Schedule, all reports, documents, claims, Permits and notices required to be filed, maintained or furnished to any Regulatory Authority or any Governmental Entity have been so filed, maintained or furnished. Similarly, all applications and information submitted to a Regulatory Authority or a Governmental Entity in connection with an EUA or foreign Regulatory Authority equivalent, de novo classification request, or any other application or authorization such as an investigational device exemption were true, complete, and correct in all material respects when submitted and any necessary or required updates, changes, corrections or modification have been submitted.

(d) All preclinical studies, clinical trials conducted by or on behalf of Seller have been, and if still pending, are being conducted in material compliance with research protocols and human subjects protections, and all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, and 812. No clinical trial conducted by or on behalf of Seller has been subject to a clinical hold or foreign equivalent or conducted using any clinical investigators who have been disqualified, debarred or excluded from healthcare programs or, to Seller’s Knowledge, who have engaged in any conduct for which disqualification as a clinical investigator is authorized under applicable Health Care Laws. Seller has not identified or received notice of instances or allegations of research misconduct (defined as falsification or fabrication of data, or plagiarism, as those terms are defined in 42 C.F.R. Part 93) involving research conducted by, or on behalf of Seller.

(e) Since January 1, 2017, neither Seller, nor its agents, material vendors, contract manufacturers, contract packagers, service providers, suppliers, and distributors, or third-party logistics providers has received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Regulatory Authority or Governmental Entity alleging that any operation or activity of Seller is in violation of any Health Care Laws, including any import detention or refusal, FDA Warning Letter or Untitled Letter.

(f) Except as set forth on Section 6.16(f) of the Disclosure Schedule, there have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing, testing, or distribution related to the Products requested or required by a Regulatory Authority or Governmental Entity or recalls or withdrawals initiated by Seller, or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Products.

(g) None of Seller or to the Knowledge of Seller, any of their respective officers, directors, employees, contractors, or agents has (i) made an untrue statement of a material fact or a fraudulent statement to a Regulatory Authority or any other Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to a Regulatory Authority or any other Governmental Entity, or (iii) committed an act, made, or failed to make, a statement or disclosure to a Regulatory Authority or any other Governmental Entity, in each such case, related to Seller’s business, that, at the time such statement or disclosure was made or such disclosure or statement was not made, could provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or for any Regulatory Authority or Governmental Entity to invoke any similar policy or that could otherwise constitute non-compliance with any applicable Law.

(h) None of Seller or any of their respective officers, directors, employees, or, to the Knowledge of Seller, contractors, or agents has been convicted of any crime or engaged in any conduct that could result in debarment under 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7 or Section 1128 of the Social Security Act of 1935, as amended, or any other statutory provision or similar law applicable in other jurisdictions in which the Products are sold or intended to be sold. None of Seller or any of their respective officers, directors, employees, or, to the Knowledge of Seller, contractors, or agents has engaged in any conduct for which disqualification as a clinical investigator is authorized under applicable Health Care Laws or is, or has been, disqualified under such Health Care Laws.

(i) Since January 1, 2017, neither Seller nor any officer, director, employee, agent or contractor, or any other person engaged by or having a relationship with Seller, is, nor has been, a party to any corporate integrity agreements, individual integrity agreement, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity. Between January 1, 2017 and the date of this Agreement, to the Knowledge of Seller, Seller has not been subject to any type of investigation that is pending or pending and not served or threatened or that has been threatened, in each case by any Governmental Entity or Regulatory Authority, pursuant to any Health Care Laws.

(j) Neither Seller nor to the Knowledge of Seller, any officer, employee, agent, or distributor of Seller has committed any act, made any statement or failed to make any statement that violates the Anti-Kickback Statute, 28 U.S.C. § 1320a-7b, the False Claims Act, 31 U.S.C. § 3729, other Health Care Laws, or any other similar federal, state, or ex-U.S. Law applicable in the jurisdictions in which Seller’s Products are sold or intended to be sold.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

7.1 Organization, Qualification and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all necessary corporate power and authority to (i) own and operate its properties, (ii) carry on its business as it is now being conducted, and (iii) perform its obligations under this Agreement and the other Transaction Documents, and to undertake and carry out the transactions contemplated hereby and thereby, except in each case as would not materially delay or impair Buyer’s ability to consummate the transactions contemplated hereby.

7.2 Authorization, Execution and Delivery of Agreement and Transaction Documents. All necessary consents and approvals have been obtained by Buyer for the execution and delivery of this Agreement, the Transaction Documents and Buyer’s participation in the Auction. The execution, delivery and performance of this Agreement and the other Transaction Documents in accordance with its terms by Buyer have been duly and validly authorized and approved by all necessary corporate action. Buyer has full corporate power, right and authority to acquire the Transferred Assets. This Agreement is, and each of the other Transaction Documents when so executed and delivered will be, a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting creditors.

7.3 Brokers. Buyer has not engaged any agent, broker or other Person acting pursuant to the express or implied authority of Buyer that is or may be entitled to a commission or broker or finder’s fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Transferred Assets.

7.4 No Violation of Laws or Agreements. The performance by Buyer of its obligations contemplated hereunder and the consummation by Buyer of the transactions contemplated herein will not (i) violate any Laws or any order, writ, injunction, decree, judgment, award, consent, settlement, stipulation, regulation or rule of any court or Governmental Entity to which Buyer is subject; or (ii) contravene, conflict with or result in a violation of any provision of any organizational documents of Buyer, except for such violations, contraventions or conflicts that would not materially delay or impair Buyer’s ability to consummate the transactions contemplated hereby.

7.5 Financing. Buyer has, or will at the time any payment is required, sufficient funds available to deliver the Consideration to Seller and consummate the Transactions, including the timely satisfaction of the Assumed Liabilities.

7.6 Adequate Assurances Regarding Assigned Contracts. As of the Closing, Buyer will be capable of satisfying the adequate assurance of future performance conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts.

7.7 No Collusive Bidding. Buyer hereby confirms that it has not engaged in any collusive bidding or violated any applicable Law with respect to the auction of the Transferred Assets or that would constitute a basis for avoiding the sale or the recovery of damages under Section 363(n) of the Bankruptcy Code.

7.8 Reliance.

(a) Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Seller, and acknowledges that it has been provided reasonably adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own review, investigation and inspection of the Transferred Assets and Seller’s business and the express representations and warranties of Seller set forth in Article VI of this Agreement (including the related portions of the Disclosure Schedule) and in any other Transaction Document and disclaims reliance on any other representations and warranties of any kind or nature express or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of Seller); and (ii) neither Seller nor any other Person has made any representation or warranty as to Seller or its business or the accuracy or completeness of any information regarding Seller furnished or made available to Buyer and its representatives, except as expressly set forth in Article VI of this Agreement (including the related portions of the Disclosure Schedule).

(b) In connection with the due diligence investigation of Seller by Buyer and its Affiliates, stockholders, directors, managers, officers, employees, agents, representatives or advisors, Buyer and its Affiliates, stockholders, directors, managers, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from Seller and its Affiliates, stockholders, directors, managers, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Seller and its businesses and operations. Buyer hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Buyer will have no claim against Seller, or any of its Affiliates, stockholders, directors, managers, officers, employees, consultants, agents, representatives or advisors, or any other Person, with respect thereto, including as to the accuracy or completeness of any information provided. Accordingly, Buyer hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Article VI of this Agreement, neither Seller, nor any of its Affiliates, stockholders, directors, managers, officers, employees, consultants, agents, representatives or advisors has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

ARTICLE VIII

COVENANTS AND AGREEMENTS

8.1 Conduct of Business. Except as otherwise expressly provided in this Agreement or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, from the date hereof until the Closing Date or the date, if any, on which this Agreement is validly terminated pursuant to Article XI, Seller shall use commercially reasonable efforts to conduct the Business in all material respects in the Ordinary Course of Business and shall use commercially reasonable efforts to preserve intact in all material respects the Transferred Assets, Permits, applications pending before a Regulatory Authority, and comply in all material respects with the terms of all Assigned Contracts (except, in each case, for effects and consequences related to the filing of the Bankruptcy Case), all applicable Laws including Health Care Laws, the terms of any Permits, and Regulatory Approvals, except, in each case, for effects and consequences related to the filing of the Bankruptcy Case. Without limiting the generality of the foregoing, Seller will, other than with Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, refrain from doing any of the following:

(a) dispose of, transfer, assign, mortgage, encumber or license, or waive any right related to, any Transferred Asset other than in the Ordinary Course of Business (provided that Seller shall not transfer any Transferred Asset to a location that is included in the Excluded Assets);

(b) terminate or amend any Assigned Contract or Transition Contract or waive, release or assign any rights, obligations or claims thereunder;

(c) commence or settle any claim, dispute, Action, arbitration, mediation, litigation, proceeding, suit or governmental investigation, and any appeal therefrom relating to the Transferred Assets, the Assumed Liabilities, the Business or the Product;

(d) reject or move to reject any Contracts listed in Schedule 1.1(e) or Schedule 8.11;

(e) terminate, hire or modify the compensation or benefits of any employee, except in the Ordinary Course of Business or pursuant to notices provided by Seller under the Worker Adjustment and Retraining Notification Act or state Law equivalents; or

(f) authorize any of, or commit, agree in writing or otherwise, to take any of, the foregoing actions.

8.2 Access to Information.

(a) From the date hereof and through the earlier of the Closing Date or the date of this Agreement is terminated, Seller shall (i) cooperate with Buyer and shall give Buyer and its representatives (including Buyer’s accountants, consultants, counsel, and employees), upon reasonable notice and during normal business hours, access to the properties, Contracts, equipment, employees, affairs, books, documents, records, data, and other information of Seller to the extent relating to the Transferred Assets, the Assumed Liabilities, the Business or any other aspect of this Agreement, and shall cause its officers, employees, agents and representatives to furnish to Buyer all available documents, records and other information (and copies thereof), to the extent relating to the Transferred Assets, the Assumed Liabilities, the Business or any other aspect of this Agreement, in each case, as Buyer may reasonably request (and Seller shall use commercially reasonable efforts to obtain any and all consents necessary or advisable, including with respect to personnel files, to permit the sharing of such information under applicable Laws); (ii) furnish to Buyer and its representatives (including Buyer’s accountants, consultants, counsel and employees) such information as Buyer or its representatives (including Buyer’s accountants, consultants, counsel and employees) reasonably request; and (iii) cooperate reasonably with Buyer in its investigation of the Transferred Assets.

(b) Prior to and following the Closing Date, Buyer and Seller shall reasonably cooperate to transfer effective as of or immediately prior to or subsequent to the Closing the Permits, Regulatory Approvals, any pending applications before a Regulatory Authority and Regulatory Documents and comply in all material respects with the terms of the Permits and Regulatory Approvals applicable to Seller. Seller shall not consent to or otherwise agree to modify or amend any Permit, Regulatory Approval or pending application before a Regulatory Authority without the prior consent of Buyer (email being sufficient and which consent shall not be unreasonably withheld, conditioned or delayed).

8.3 Public Announcement. Unless otherwise required by applicable Law or by obligations of Seller or Buyer or their respective Affiliates pursuant to any listing agreement with or rules of any securities exchange or in order to enforce a party’s rights or remedies under this Agreement, and subject to the provisions of the Bankruptcy Code and Seller’s right to make such filings and disclosures as are necessary in connection with the Bankruptcy Case including, without limitation, marketing the Transferred Assets in accordance with the Bidding Procedures Order, no party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto (which will not be unreasonably withheld or delayed), unless counsel to such party advises that such announcement or statement is required by Law (in which case the parties hereto shall make reasonable efforts to consult with each other prior to such required announcement). Notwithstanding anything herein to the contrary, to the extent administratively feasible, prior to making any filings or disclosures in connection with the Bankruptcy Case, Seller shall provide Buyer with a reasonable opportunity to review the text of any such filings or disclosures and incorporate all reasonable comments received from Buyer or its Representatives (including Buyer’s counsel).

8.4 Taxes.

(a) Seller shall be responsible for all Taxes arising out of the ownership, operation, use or other Exploitation of the Transferred Assets or the Assumed Liabilities attributable to taxable periods, or portions thereof, ending on or before the Closing Date, all of which shall, for the avoidance of doubt, be Excluded Liabilities.

(b) Notwithstanding anything to the contrary in this Agreement, all sales, use, excise, documentary, stamp, value added, recordation, license, conveyance and other similar transfer Taxes with respect to the Transaction (“Transfer Taxes”), shall (to the extent not subject to an exemption under the Bankruptcy Code) be borne by Buyer. Buyer shall timely file any Tax Return or other document with respect to any Transfer Taxes and shall timely pay or otherwise discharge such Transfer Taxes. Seller shall cooperate, as reasonably requested by Buyer, with respect to obtaining any exemption from or reduction in the amount of any Transfer Tax. Buyer shall indemnify and hold harmless Seller from any Taxes, expenses or other losses incurred with respect to Transfer Taxes or related Tax Returns.

(c) Seller and Buyer shall, upon prior written request (at the requesting party’s expense): (i) provide the other with such assistance as may be necessary in connection with the preparation of any Tax Return, any audit or other examination by any Tax Authority or any judicial or administrative proceeding with respect to Taxes, (ii) retain and provide the other with any records or other information which may be relevant to such return, audit, examination or proceeding, and (iii) provide the other with any final determination of any such audit or examination proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period (which shall be maintained confidentially).

8.5 Further Assurances; Post-Closing Access.

(a) Subject to the other provisions hereof, Seller shall use its reasonable best efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Outside Date, in accordance with the terms hereof and shall cooperate in a commercially reasonable manner with each other party hereto and its representatives in connection with any action required to be taken as a part of its obligations hereunder. From time to time after the Closing, each of Buyer and Seller, at the reasonable request of the other, will execute and deliver such other instruments of conveyance and transfer or other instruments or documents, and take or arrange for such other actions, as may reasonably be required to effect any of the transactions contemplated by this Agreement; provided that, notwithstanding anything to the contrary in this Section 8.5 or any other provision of this Agreement, neither Buyer nor Seller shall be required to (i) execute any document or take any action that would increase the Liability or obligation of the party of whom such document or action is requested beyond that such party would have pursuant to the other provisions of this Agreement, (ii) require or cause the party of whom such action or document is requested to initiate, join in or otherwise become a party to any Legal Proceeding, or (iii) cause such party to incur any material cost or expense that is not already expressly imposed upon it by another provision of this Agreement.

(b) From and after the Closing for a period of three (3) years following the Closing Date (or, if later, the confirmation of the Chapter 11 plan) (the “Preservation Period”), Buyer will provide Seller and its advisors with (i) reasonable access, during normal business hours upon reasonable advance notice, to the books and records, of Seller under Section 1.1(k) that were acquired by Buyer pursuant to this Agreement including work papers, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings, and other documents (for the purposes of examining and copying) relating to the Transferred Assets or the Assumed Liabilities, with respect to periods or occurrences prior to the Closing and (ii) reasonable access, during normal business hours upon reasonable advance notice, to employees, officers, advisors and accountants of Buyer, to the extent necessary or useful for Seller in connection with the Bankruptcy Case, the wind-down of the operations of Seller and its estate, actions to which Seller is a party (other than in connection with any litigation or dispute with Buyer), insurance claims, Tax payments, returns or audits, the functions of any trusts established under a Chapter 11 plan of Seller or any other successors of Seller; provided, however, that (i) any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer, (ii) such right shall not apply to information subject to an attorney-client privilege, work product or similar doctrines or privileges and (iii) Buyer need not provide such access to the extent doing so would contravene any applicable Laws. For purposes of this Section 8.5(b), references to “Seller” shall be construed, where applicable, to include any liquidating trust, litigation trust, plan administrator, or comparable Person or body bearing responsibility for the administrative and wind down of Seller’s operations, estate, and Bankruptcy Case. In the event Buyer wishes to destroy such books and records during the Preservation Period, Buyer shall first provide ten (10) Business Days’ prior written notice to Seller, and Seller shall have the right, at its option and expense, to take possession of such records within ten (10) Business Days after notice thereof.

(c) If within sixty (60) days of the Closing Date Buyer notifies Seller in writing of its desire to assume one or more of the Transition Contracts, Seller shall use commercially reasonable efforts to assume and assign to Buyer such designated Transition Contracts. Buyer shall be responsible for the payment of any Cure Costs in connection with the Transition Contracts that are assumed and assigned to Buyer, for all costs with respect to Transition Contracts in accordance with Section 8.11, and for all Liabilities arising out of, first accrued, or relating to the period beginning on the date of assignment of such Transition Contract. Seller shall not reject any of the Transition Contracts prior to the sixty-first (61st) day after the Closing Date.

8.6 Confidentiality. Buyer acknowledges that it has had access to and the use of confidential materials and information and trade secrets concerning the Transferred Assets, and that the protection of such confidential materials and information and trade secrets is necessary to protect and preserve the value of the Transferred Assets after the Closing. Until the Closing, Buyer shall not use, for itself or others, or disclose, divulge or convey to others (other than its Representatives including, without limitation, its counsel), except as necessary to fulfill its obligations under this Agreement or Buyer’s Transaction Documents or as is required to be disclosed in the Bankruptcy Case, any proprietary and confidential information or data related to the Transferred Assets. Confidential information and data shall include proprietary and confidential matters not published or generally known in the relevant trade or industry such as and including information about prices, costs, purchasing, profits, markets, sales or customer lists, future developments or future marketing, or merchandising but shall not include any information or data (a) that is generally available to the public (other than as a result of the disclosure directly or indirectly by Buyer or its Representatives or agents), (b) that is made available to Buyer by a Third Party on a non-confidential basis provided that to Buyer’s knowledge, such Third Party is not bound by a confidentiality agreement, or other obligation of secrecy to, with respect to such information, or (c) that is independently developed after Closing by Buyer without reference to any confidential information protected hereunder, or (d) that is required to be disclosed in the Bankruptcy Case. From and after the Closing, Seller shall, and shall cause its Representatives to, hold in confidence any and all information, whether written or oral, concerning the Transferred Assets, the Assumed Liabilities or the Business, except information (a) that is generally available to the public (other than as a result of the disclosure directly or indirectly by Seller or its Representatives or agents), (b) that is made available to Seller by a Third Party on a non-confidential basis provided that such Third Party is not bound by a confidentiality agreement, or other obligation of secrecy to, with respect to such information, (c) that is independently developed after Closing by Seller without reference to any confidential information protected hereunder or (d) that is required to be disclosed in the Bankruptcy Case. If any party is compelled to disclose any information by any action or by other requirements of Law or order, such party shall promptly notify the other party in writing and shall disclose only that portion of such information which the party is, based on advice of counsel, legally required to be disclosed, provided that such party shall, at the other party’s expense, use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

8.7 No Survival of Representations and Warranties. The representations and warranties of Seller and Buyer contained in this Agreement shall terminate as of the Closing. The parties hereto agree that the covenants contained in this Agreement shall survive the Closing hereunder for such period expressly set forth in this Agreement, or if not expressly set forth for a period no greater than the earliest of (i) six (6) months after the Closing Date, (ii) the date that Seller has been dissolved or (iii) the closing of the Bankruptcy Case.

8.8 Treatment of Contracts. In the event that any of the parties to this Agreement discovers a Contract related to the Business, the Transferred Assets or the Assumed Liabilities (whether prior to, on or following the Closing) and such Contract (i) was not set forth on Schedule 1.1(e), (ii) is a Contract which Buyer wishes to assume the rights and obligations of, and (iii) has not been rejected by Seller (with Buyer’s prior written consent in compliance with the immediately preceding sentence), Buyer and Seller shall execute, acknowledge and deliver such other instruments and take such further actions as are reasonably practicable for Buyer or a designee of Buyer to assume the rights and obligations under such Contract as of the Closing (or, if applicable, as soon as reasonably practicable following the Closing), otherwise in accordance with Section 1.1.

8.9 Bankruptcy Court Approval of Sale. Seller and Buyer shall each use its commercially reasonable efforts, and shall cooperate, assist and consult with each other, to secure the entry of a Final Order of the Bankruptcy Court in the Bankruptcy Case in form and substance acceptable to Buyer containing the provisions set forth in Section 2.2(b).

8.10 Employees.

(a) Buyer shall make offers of employment to substantially all employees of Seller, including each Named Person. Seller will terminate employment of all employees who have accepted an offer with Buyer (the “Transferred Employees”) effective as of the Closing. Buyer shall provide an Offer Letter or Consulting Agreement to each Named Person as soon as practicable after the Auction. Buyer shall provide the Transferred Employees with compensation and benefits that are at substantially similar levels to the compensation and benefits provided by Buyer or its applicable Affiliate to their respective employees (excluding the Transferred Employees) who are similarly situated such Transferred Employees.

(b) It is understood and agreed that (i) Buyer’s offers of employment to employees of Seller required under Section 8.10(a) will not constitute any commitment, Contract, or understanding (expressed or implied) on the part of Buyer to an employment relationship after the Closing of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment; and (ii) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any applicable Law). Nothing in this Agreement will be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote, or demote any Transferred Employee after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation, or terms or conditions of employment of any Transferred Employee. Nothing in this Agreement shall constitute or be construed as an amendment of any employee benefit plan, program, policy, contract or arrangement of Buyer.

(c) Seller will be responsible for the payment of (i) all wages and other remuneration due to employees or former employees of Seller with respect to their services prior to the Closing, including accrued but unpaid salaries, wages, bonuses, incentive compensation, deferred compensation, or other compensation or payroll items as a result of employment by Seller; (ii) any termination or severance payments due to employees or former employees of Seller and the provision of health plan continuation coverage for them in accordance with the requirements of COBRA and ERISA Sections 601 through 608 and applicable state Law; (iii) all vacation days earned by them prior to the Closing; and (iv) any and all amount required to be withheld therefrom by a Governmental Entity.

8.11 Transition Services Agreement. Buyer and Seller shall negotiate in good faith to enter into a transition services agreement in form and substance reasonably acceptable to Buyer and Seller (the “Transition Services Agreement”), to be effective as of the Closing, whereby Seller will agree to provide Buyer with certain transition assistance services, at Buyer’s sole cost and expense, to allow Buyer to obtain services under the contracts listed on Schedule 8.11 attached hereto (the “Transition Contracts”), which in all cases shall be limited to no more than sixty (60) days of transition services following the Closing, and for which Seller’s reasonable out of pocket costs, including under the Transition Contracts, employee expenses and Third Party costs incurred by Seller at Buyer’s direction, shall be reimbursed by Buyer. Buyer may update Schedule 8.11 to add or remove Contracts at any time prior to the Closing Date and may also remove contracts at any time during the transition period.

ARTICLE IX

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

The obligations of Buyer under this Agreement to consummate the Transactions shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Buyer:

9.1 Accuracy of Representations and Warranties; Performance of this Agreement. Each of the representations and warranties made by Seller shall be true and correct in all respects on and as of the date hereof (unless such representation or warranty is given as of a particular date in which case such representation or warranty will be considered only as of such particular date) and at and as of the Closing Date, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. Seller shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement and each other Transaction Document to be performed or complied with by Seller on or prior to the Closing.

9.2 Officer’s Certificate. Seller shall have delivered to Buyer a certificate, duly executed by an executive officer of Seller (including incumbency certificates), certifying Seller’s compliance with the conditions set forth in Section 9.1.

9.3 Transfer, Assignment and Assumption Documents. Seller shall have delivered to Buyer the bill of sale(s), assignment and assumption agreement(s), patent and trademark assignment agreement(s) and other transfer documents required to be delivered pursuant to Article III, each duly executed by Seller.

9.4 Winning Bidder. Buyer shall have been deemed the Successful Bidder (as such term is defined in the Bidding Procedures Order) for the Transferred Assets at any Auction.

9.5 Release of Deposit. Seller shall have delivered to Buyer a joint written instruction, duly executed by Seller, instructing the Escrow Agent to release to Seller by wire transfer of immediately available funds, the Deposit.

9.6 Employment Matters. Buyer shall have received from at least three (3) of the seven (7) individuals set forth in a confidential email provided to Seller’s counsel on April 6, 2023 (each of such individuals, a “Named Person”) (a) a duly executed and accepted employment offer letter in form and substance reasonably acceptable to Buyer (each, an “Offer Letter”) or (b) an agreement to provide consulting services to Buyer for six (6) months in form and substance reasonably acceptable to Buyer (each, a “Consulting Agreement”). Each such Offer Letter or Consulting Agreement shall be in full force and effect, and shall not have been revoked or terminated, or threatened to be revoked or terminated, by such Named Person. Prior to the Sale Hearing, Buyer shall provide written notice to Seller as to whether or not the condition set forth in this Section 9.6 has been satisfied.

9.7 Reserved.

9.8 Reserved.

9.9 Sale Order. The Bankruptcy Court shall have entered the Sale Order, such order shall be a Final Order, and no order staying, reversing, modifying or amending the Sale Order shall be in effect on the Closing Date.

9.10 Prohibition. No injunction, stay, or similar order issued by any Governmental Entity shall be in effect that restrains, enjoins, stays, or prohibits the consummation of the transactions set forth in this Agreement and there must not be in effect any applicable Law that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement.

9.11 Material Adverse Effect. Since the date of the Auction, there shall not have occurred any event, change, occurrence or effect that, individually or together with all other events, changes, occurrences or effects, has had, or would reasonably be expected to have, a Material Adverse Effect.

9.12 Transferred Records. Seller shall have prepared for delivery to Buyer at and after the Closing electronic copies of all Transferred Records (including copies of all data relating to any Products) and documentation relating to Seller Intellectual Property, in each case, in a format reasonably acceptable to Buyer, in the possession, custody or control of Seller.

9.13 Inventory. Seller shall have made available for Buyer to take possession of all Inventory in Seller’s possession or custody.

9.14 Cure Costs. Buyer shall have received written evidence, in form and substance reasonably acceptable to Buyer, that Seller will pay as reasonably practicable following the Closing, all Cure Costs for all Assigned Contracts (other than Disputed Contracts).

9.15 Required Permits; FDA Letters.

(a) Prior to the Closing, Seller shall initiate the transfer and assignment of the Permits, Regulatory Documents, Regulatory Approvals, and pending applications before a Regulatory Authority, set forth in Schedule 9.14 attached hereto (the “Required Permits”), to be effective as of the Closing, and provide evidence satisfactory to Buyer of such initiation of such initiation along with any subsequent communications with such Regulatory Authorities related to the transfer and assignment of any Required Permits.

(b) Each Required Permit shall be in full force and effect, and shall not have been revoked or terminated, or threatened to be revoked or terminated, as applicable, by the applicable issuing Regulatory Authority or Governmental Entity.

(c) Within two (2) Business Days after entry of the Sale Order approving Buyer as the Successful Bidder, Seller shall have (a) delivered to Buyer counterparts of all the FDA Letters, duly executed by Seller and (b) Buyer shall submit the executed FDA Letters to the FDA and any other applicable Regulatory Authority; provided, that if the Closing does not occur, Buyer shall cooperate with Seller immediately to withdraw all the FDA Letters so that all applicable authorizations and Permits remain the sole right of Seller.

(d) Neither the FDA nor any other Regulatory Authority shall have provided any communication or taken any action denying the requests set forth in the FDA Letters or indicated that its approval of such requests is not reasonably forthcoming.

9.16 Required Assigned Contracts. Buyer shall have received written evidence, in form and substance acceptable to Buyer in its reasonable discretion, that Buyer shall be assigned, and shall assume, in full each of the Required Assigned Contracts, effective as of the Closing subject to Buyer’s payment of Cure Costs, or that Buyer shall be able to enter into a replacement contract therefor in form and substance acceptable to Buyer in its reasonable discretion, and each Required Assigned Contract or such replacement contract shall be in full force and effect, and shall not have been revoked or terminated, or threatened to be revoked or terminated, by the parties thereto.

9.17 Jabil Contracts. Buyer and Jabil shall have entered into the Jabil Term Sheet. No later than 10:00 A.M. (EST) on the date of the Sale Hearing, Buyer shall provide written notice to Seller as to whether or not the condition set forth in this Section 9.17 has been satisfied.

9.18 Transition Services Agreement. Seller shall have delivered to Buyer a counterpart of the Transition Services Agreement, duly executed by Seller.

ARTICLE X

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

The obligations of Seller under this Agreement to consummate the Transactions shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Seller:

10.1 Accuracy of Representations and Warranties; Performance of this Agreement. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the date hereof (unless such representation or warranty is given as of a particular date in which case such representation or warranty will be considered only as of such particular date) and at and as of the Closing Date. Buyer shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement and each other Transaction Document to which Buyer is a party to be performed or complied with by it on or prior to the Closing.

10.2 Officer’s Certificate. Buyer shall have delivered to Seller a certificate, duly executed by an executive officer of Buyer (including incumbency certificates), certifying Buyer’s compliance with the conditions set forth in Section 10.1.

10.3 Transfer, Assignment and Assumption Documents. Buyer shall have delivered to Seller the documents required to be delivered by Buyer, if any, pursuant to Article III, each duly executed by Buyer.

10.4 Transfer of Regulatory Approvals. According to the process or procedures recommended or required by the relevant Regulatory Authority, Seller shall initiate transfer, effective as of the Closing, of ownership or holdership of EUAs issued by FDA, foreign equivalents or similar Regulatory Approvals issued by Health Canada, and any Regulatory Approval issued by the TGA, including those listed in Schedule 9.14.

10.5 Bankruptcy Matters. The Sale Order shall have been entered by the Bankruptcy Court.

10.6 Winning Bidder. Buyer shall have been deemed the Successful Bidder for the Transferred Assets at any Auction.

10.7 Release of Deposit. Buyer shall have delivered to Seller a joint written instruction, duly executed by Buyer, instructing the Escrow Agent to release to Seller by wire transfer of immediately available funds, the Deposit.

10.8 Transition Services Agreement. Buyer shall have delivered to Seller a counterpart of the Transition Services Agreement, duly executed by Buyer.

ARTICLE XI

TERMINATION

11.1 Breaches and Defaults; Opportunity to Cure. Prior to the exercise by a party of any termination rights afforded under this Agreement, if either party (the “Non-Breaching Party”) believes the other (the “Breaching Party”) to be in breach hereunder, the Non-Breaching Party shall provide the Breaching Party with written notice specifying in reasonable detail the nature of such breach, whereupon, if such breach is curable the Breaching Party, shall have the lesser of (a) ten (10) calendar days from the receipt of such notice or (b) until the Outside Date, to cure such breach to the reasonable satisfaction of the Non-Breaching Party. If the breach is not cured within such time period, then the Non-Breaching Party’s sole remedy shall be to terminate this Agreement if the breach is such that the condition set forth in Section 9.1 or Section 10.1, as applicable, shall not be satisfied (as provided in Section 11.2); provided, however, that the Non-Breaching Party shall not be entitled to terminate this Agreement if it is in material breach of this Agreement.

11.2 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Buyer;

(b) by Buyer, (i) unless Buyer is the Next-Highest Bidder (as such term is defined in the Bidding Procedures), if Seller designates another party as the Successful Bidder (as such term is defined in the Bidding Procedures) at the conclusion of the Auction, or (ii) if Buyer is the Next-Highest Bidder, following the closing of Seller’s sale to the Successful Bidder;

(c) subject to the right to cure set forth in Section 11.1, by Buyer if Seller is in breach of any covenant, representation, undertaking or warranty such that the condition set forth in Section 9.1 shall not be satisfied, and Buyer has not waived such condition in writing on or before the Closing Date;

(d) subject to the right to cure set forth in Section 11.1, by Seller if Buyer is in breach of any covenant, representation, undertaking or warranty such that the condition set forth in Section 10.1 shall not be satisfied, and Seller has not waived such condition in writing on or before the Closing Date;

(e) by Seller or Buyer if the Closing shall not have occurred on or before the Outside Date, unless the failure to have the Closing on or before the Outside Date shall be due to the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations under this Agreement required to be performed by it at or prior to the Closing;

(f) by Seller or Buyer, if there shall be any Law that makes consummation of the Transaction illegal or otherwise prohibited, or if any Final Order permanently restraining, prohibiting or enjoining Buyer or Seller from consummating the Transaction is entered;

(g) by Buyer, if Seller withdraws or seeks authority to withdraw the Sale Motion;

(h) by Buyer, if following entry by the Bankruptcy Court of the Sale Order, the Sale Order is (x) amended, modified or supplemented without Buyer’s prior written consent or (y) voided, reversed or vacated or is subject to a stay; or

(i) by Buyer, if the Bankruptcy Case is dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or if a trustee or examiner with expanded powers to operate or manage the financial affairs or reorganization of Seller is appointed in the Bankruptcy Case.

11.3 Effect of Termination.

(a) Except as set forth in Section 11.3(b), if this Agreement is terminated as permitted by Section 11.2, this Agreement will become void and have no further force or effect, all rights and obligations of the parties to this Agreement shall terminate effectively immediately upon such termination, and such termination shall be without Liability of any party (or any stockholder, equityholder, director, officer, employee, agent, consultant or other representative of such party) to the other parties to this Agreement; provided, however, that notwithstanding the foregoing, (a) nothing in this Agreement will relieve any party to this Agreement from any Liability for any Intentional Breach prior to such termination, and (b) the Deposit shall be paid or returned to the applicable party hereto in accordance with Section 4.2.

(b) The provisions of Section 4.2, this Section 11.3, Section 11.4, Section 11.5 and Article XII shall survive any termination hereof pursuant to Section 11.2.

11.4 Fees and Expenses. Except as otherwise set forth expressly herein, all costs and expenses incurred by the parties in connection with obtaining Bankruptcy Court approval and consummation of this Agreement and the Transactions contemplated hereby shall be paid by the party incurring such cost or expense.

11.5 Certain Limitations. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL A PARTY BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY LOSSES OR LIABILITIES RELATING TO, ARISING UNDER OR RESULTING FROM THIS AGREEMENT OR ANY TRANSACTION DOCUMENT THAT ARE IN THE NATURE OF LOST PROFITS OR INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INCIDENTAL DAMAGES, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE XII

MISCELLANEOUS

12.1 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by a nationally recognized overnight courier or registered or certified U.S. mail, return receipt requested, postage prepaid or electronic mail (with confirmation of receipt), to the following addresses:

If to Seller:

Lucira Health, Inc.

1315 63rd Street

Emeryville, CA 94608

Attention: Erik Engelson, Chief Executive Officer

Email: erik@lucirahealth.com

with a copy to (which shall not constitute notice):

Cooley LLP

3 Embarcadero Center, 20th Floor

San Francisco, CA 94111-4004

Attention: Robert L. Eisenbach III; Olya Antle

Email: reisenbach@cooley.com; oantle@cooley.com

If to Buyer:

Pfizer Inc.

66 Hudson Blvd. E.

New York, NY 10001

Attn: Business Transactions and Tyler Conway

Email: LegalNotice@pfizer.com and Tyler.Conway@pfizer.com

with a copy to (which shall not constitute notice):

Arnold & Porter Kaye Scholer LLP

250 West 55th Street

New York, NY 10019-9710

Attn: Lowell Dashefsky, Ben Fackler and Benjamin Mintz

Email: Lowell.Dashefsky@arnoldporter.com, Ben.Fackler@arnoldporter.com and Benjamin.Mintz@arnoldporter.com

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. (Eastern time) in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

12.2 Expenses. Each party shall bear its own expenses and costs, including the fees and expenses of any attorney retained by it, incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.

12.3 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without application of principles of conflicts of law). In connection with any controversy arising out of or related to this Agreement, Seller and Buyer hereby irrevocably consent to the exclusive jurisdiction of the Bankruptcy Court, or if, and only if, the Bankruptcy Case has been closed, the state or federal courts located in the State of Delaware. Seller and Buyer each irrevocably consents to service of process out of the aforementioned courts and waives any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or in connection with this Agreement brought in the aforementioned courts.

12.4 Assignment. This Agreement binds and benefits the parties and their respective successors and assignees. No party hereto shall have the right to freely assign any of its rights or delegate performance of any of its obligations under this Agreement, without the prior written consent of the other parties, except that Buyer may assign its rights hereunder to an Affiliate which includes, for the avoidance of doubt, the right of Buyer to assign its right to purchase any of the Transferred Assets and assume any of the Assumed Liabilities to any of its Affiliates any time between the date hereof and the Closing; provided that Buyer shall remain obligated for any such Assumed Liabilities, the Cash Payment, and the Cure Costs.

12.5 Successors and Assigns. Subject to Section 12.4, all agreements made and entered into in connection with this Transaction shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

12.6 Amendments; Waivers. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto. Except as otherwise expressly set forth herein, no failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

12.7 Entire Agreement. This Agreement (including the Schedules and Exhibits which are hereby incorporated by reference into and made a part of this Agreement for all purposes) and the Transaction Documents constitute the sole and entire agreement of the parties to this Agreement (including, without limitation, any Person related to or affiliated with any such party) relating to the subject matter hereof, and supersedes all prior and/or contemporaneous understandings and agreements, both written and oral, concerning the foregoing.

12.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement. Facsimile and/or PDF signatures shall be deemed original signatures.

12.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (a) alter the terms of this Agreement, (b) diminish the benefits of this Agreement or (c) increase the burdens of this Agreement, for any Person.

12.10 Section Headings; Interpretation. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As each party has participated in the drafting of this Agreement, any ambiguity shall not be construed against a party as the drafter. Unless the context of this Agreement clearly requires otherwise, (a) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (b) “including” has the inclusive meaning frequently identified with the phrase “including, but not limited to”, and (c) references to “hereof,” “hereunder” or “herein” or words of similar import relate to this Agreement.

12.11 Third Parties. Nothing herein, expressed or implied, is intended to or shall confer on any Person other than the parties hereto any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

12.12 Specific Performance. Buyer and Seller agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Bankruptcy Court without proof of actual damages or otherwise (and, to the fullest extent permitted by Law, each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

12.13 Disclosure Schedule and Exhibits. The Disclosure Schedule, Schedules, and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Schedule, Exhibit or in the Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement. The representations and warranties of Seller set forth in any particular section of this Agreement are made and given subject to the disclosures contained in the corresponding section of the Disclosure Schedule, if any. Inclusion of the information in the Disclosure Schedule will not be construed as an admission that such information is material to the Business, operations or condition (financial or otherwise) of Seller.

12.14 Definitions. For purposes of this Agreement, the term:

(a) “Action” means any claim, audit, action, investigation, notice of violation, suit or proceeding, arbitral action or criminal or civil prosecution, whether in law or in equity.

(b) “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(c) “Auction” shall have the meaning set forth in the Bidding Procedures Order.

(d) “Bidding Procedures” means those Bidding Procedures attached as Exhibit 1 to the Bidding Procedures Order.

(e) “Bidding Procedures Order” means the Order (A) Approving Certain Bidding Procedures and the Form and Manner of Notice Thereof, (B) Scheduling an Auction and a Hearing on the Approval of the sale of All or Substantially all of the Debtor’s Assets, (C) Establishing Certain Assumption and Assignment Procedures and Approving the Manner of Notice Thereof, and (D) Granting Related Relief entered by the Bankruptcy Court on March 27, 2023.

(f) “Business” means the Exploitation of the Product in any respect.

(g) “Business Day” means any day on which banks are not required or authorized to close in the City of New York, New York.

(h) “Claim” has the meaning under Section 101(5) of the Bankruptcy Code.

(i) “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

(j) “Consulting Agreement” has the meaning set forth in Section 9.6.

(k) “Contract” means any agreement, contract, note, mortgage, bond, indenture, lease (whether for tangible personal property or real property), benefit plan, other instrument or other legally binding commitment or undertaking of any nature whether written or oral.

(l) “Debtor’s Schedules” means Schedules of Asset and Liabilities for Lucira Health filed in the Bankruptcy Case at Docket No. 163 on March 22, 2023.

(m) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the Treasury Regulations promulgated thereunder.

(n) “ERISA Affiliate” means any corporation or other entity, trade or business that is, as of the relevant time, a member of a group described in Section 414(b), (c) or (m) of the Code that includes Seller.

(o) “EUA” means an authorization issued by the FDA for emergency use of the Products pursuant to Section 564 of the FDCA (21 U.S.C. 360bbb-3), including any letter issued by the FDA in connection with the EUA.

(p) “Exploit” means to use, make, have made, import, export, sell, market, promote, offer for sale, distribute and otherwise exploit, including to research, develop, commercialize, register, manufacture, have manufactured, hold or keep (whether for disposal or otherwise) or otherwise dispose of. “Exploitation”, “Exploited” and “Exploiting” have correlative meanings.

(q) “FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

(r) “FDA Letters” means the letters to the FDA and any other Regulatory Authority, in United States or anywhere in the world, relating to the transfer of EUAs, substantially in the forms attached hereto as Exhibit 12.14 or in forms reasonably requested by Buyer.

(s) “Final Order” means an order or judgment, the operation or effect of which has not been reversed, stayed, modified, or amended, that is in full force and effect, and as to which order or judgment (or any reversal, stay, modification, or amendment thereof) (a) the time to appeal, seek certiorari, request for reargument or further review or rehearing, or file a motion for stay, modification, or amendment has expired and no appeal, petition for certiorari, request for reargument or further review or rehearing, or motion for stay, modification, or amendment has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari, request for reargument or further review or rehearing, or motion for stay, modification or amendment that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought, or to which the request was made, and no further appeal or petition for certiorari, request for reargument or further review or rehearing, or motion for stay, modification, or amendment has been or can be taken or granted.

(t) “Governmental Entity” means any supranational, national, state, provincial, municipal, local, or foreign government, quasi-government, or any instrumentality, subdivision, court, administrative agency, bureau, department or commission or other authority thereof (including any self-regulatory authority).

(u) “Health Care Laws” means the following U.S. Laws and similar or equivalent foreign Laws, including Laws enabling or implemented by Health Canada and the TGA: the Federal Food, Drug & Cosmetic Act (“FDCA”); the Public Health Service Act (42 U.S.C. § 201 et seq.), including the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a); the Federal Trade Commission Act (15 U.S.C. § 41 et seq.); the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil monetary penalties law (42 U.S.C. § 1320a-7a); the civil False Claims Act (31 U.S.C. § 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Stark law (42 U.S.C. § 1395nn); the Criminal Health Care Fraud Statute (18 U.S.C. § 1347); the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.); the government healthcare exclusion laws (42 U.S.C. § 1320a-7); Medicare (Title XVIII of the Social Security Act); Medicaid (Title XIX of the Social Security Act); and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (42 U.S.C. § 18001 et seq.); the Inflation Reduction Act (Pub. L. No. 117-169 (2022)); any regulations promulgated pursuant to such Laws; and any other similar or equivalent state, federal or ex-U.S. Laws, accreditation standards, or regulations, including those that govern the manufacturing, development, testing, labeling, advertising, marketing or distribution of in vitro diagnostic and medical device products, nonclinical, preclinical and clinical trials, kickbacks, patient or program charges, record-keeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care, clinical laboratory or diagnostic products or services.

(v) “Intellectual Property” means any and all intellectual property rights and other similar proprietary rights in any and all jurisdictions, whether registered or unregistered, including all (i) Patents, (ii) Trademarks, (iii) copyrights (whether or not registered) and registrations and applications for registration of the foregoing, (iv) Know-How, (v) rights to apply for, obtain and register any of the foregoing, (vi) rights to claim priority, including under the Paris Convention with respect to any of the foregoing and (vii) rights to assert, claim or sue and recover, collect and retain damages, costs and attorneys’ fees for any and all past, present and future infringement, misappropriation or other violation of any of the foregoing.

(w) “Intentional Breach” means (a) a material breach of a representation or warranty contained in Articles VI or VII of this Agreement that the breaching party actually knows is an intentional and material misrepresentation of such representation or warranty or (b) a material breach of a covenant contained in this Agreement (that is a consequence of an act or failure to act intentionally undertaken or intentionally caused by the breaching party) that the breaching party actually knows is an intentional and material breach of such covenant.

(x) “Inventory” means all inventory of Seller related to the Product, including raw materials, work in progress, finished goods, supplies, packaging materials and other inventories.

(y) “IRS” means the United States Internal Revenue Service.

(z) “Jabil” means Jabil Inc. or Jabil Circuit (Shanghai) Co. Ltd., as the context may require.

(aa) “Jabil Contracts” means (a) the Manufacturing Services Agreement, dated September 10, 2020, by and between Seller and Jabil, as amended by Amendment Number 1 to the Manufacturing Services Agreement, effective as of January 26, 2022, (b) the Customer Owned Inventory Agreement, effective as of September 8, 2020, by and between Seller and Jabil and (c) the Quality Agreement, dated November 20, 2020, by and between Seller and Jabil, as amended by Amendment Number 1 to the Quality Agreement, dated December 17, 2020, and Amendment Number 2 to the Quality Agreement, dated November 15, 2021.

(bb) “Jabil Term Sheet” means the term sheet to be entered into by Buyer and Jabil, in form and substance reasonably satisfactory to Buyer, which shall (i) provide for the amendment and restatement of the Jabil Contracts effective on or after the Closing Date on the terms and conditions set forth therein, (ii) fix the amount of the Cure Costs payable to Jabil in an amount acceptable to Buyer and Jabil, and (iii) provide for the Jabil Contracts to be assumed by Seller and assigned to Buyer pursuant to Section 365 of the Bankruptcy Code, with neither Seller nor its bankruptcy estate having any remaining Liability under any of the Jabil Contracts.

(cc) “Know-How” means any and all trade secrets, know-how, information, data, specifications, processes, methods, formulae, techniques, schematics, drawings, utility models, designs, technology, inventions (whether or not patented or patentable), discoveries and improvements, including manufacturing information and processes, assays, engineering and other manuals and drawings, standard operating procedures, regulatory, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information and research records.

(dd) “Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge of Erik Engelson, Kevin Collins, Richard Narido, Nadine M. Greiner, Tony Allen, Vincent Bellante or Bryce Muller after reasonable inquiry of direct reports.

(ee) “Law” means any constitution, treaty, statute, law, principle or rule of common law, ordinance, order, rule or regulation of, administered or enforced by or on behalf of, any Governmental Entity.

(ff) “Leased Location” means any property leased by Seller under a Lease.

(gg) “Leases” means the real property leases that are included in the Assigned Contracts.

(hh) “Legal Proceeding” means any Action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

(ii) “Liability” or “Liabilities” means any claim, debt, liability, obligation, Tax or commitment of any nature whatsoever (whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due), whenever or however arising (including those arising out of any contract or tort, whether based on negligence, strict liability or otherwise), and including all costs and expenses related thereto.

(jj) “Lien” means, with respect to any property, asset or right, any mortgage, deed of trust, lien (statutory or other), pledge, charge, claim (as defined in section 101(5) of the Bankruptcy Code), community property interest, license, covenant not to sue, right to use, option, security interest, pledge, condition, equitable interest, mortgage, easement, encroachment, right of way, right of setoff, successor liability, right of first refusal, encumbrance or other adverse claim, restriction or interest of any kind in respect of such property or asset, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership (including, without limitation, any interest within the meaning of section 363(f) of the Bankruptcy Code). For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

(kk) “Material Adverse Effect” shall mean any event or change or circumstance, in respect of the operation of the Business or the Transferred Assets or Assumed Liabilities that, individually or when aggregated with any one or more of the other such changes, events or circumstances, is, or would reasonably be expected to be, materially adverse to the Business, Transferred Assets or Assumed Liabilities; provided, however, that the fact that the Bankruptcy Case has been filed and that, accordingly, Seller has been conducting the Business in the Ordinary Course of Business as the same is being conducted as of the date of this Agreement in the Bankruptcy Case, shall not, in and of itself, be deemed to be a Material Adverse Effect; provided, further, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse effect resulting from general business or economic conditions, except to the extent such general business or economic conditions have a materially disproportionate effect on Seller as compared to any of the other companies in Seller’s industry; (b) any adverse effect resulting from conditions generally affecting any industry or industry sector in which Seller operates or competes, except to the extent such adverse effect has a materially disproportionate effect on Seller as compared to any of the other companies in such industry or industry sector; (c) any adverse effect resulting from the announcement, execution or delivery of the Agreement or the pendency or consummation of the transactions contemplated hereby, including any disruption in (or loss of) supplier, service provider, partner or similar relationships or any loss of employees; (d) any adverse effect resulting from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof; (e) any adverse effect resulting from (i) any action taken by Seller at Buyer’s direction, (ii) any action taken by Seller with Buyer’s consent, (iii) the failure to take any action that was not taken by Seller because Buyer withheld its consent, (iv) any action required to be taken by Seller pursuant to this Agreement; (f) the failure of Seller to meet internal expectations or projections; (g) any adverse effect resulting from any breach by Buyer of any provision of this Agreement or any other action taken by Buyer in connection with this Agreement; (h) any adverse effect resulting from any acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (i) any adverse effect resulting from any acts of god, such as hurricanes, tornadoes, floods, earthquakes or other natural disasters; or (j) any adverse effect resulting from the Bankruptcy Case.

(ll) “Named Person” has the meaning set forth in Section 9.6.

(mm) “Offer Letter” has the meaning set forth in Section 9.6.

(nn) “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of Seller’s business, as conducted by Seller consistent with past custom and practice (including with respect to quantity and frequency), except for the consequences relating to the filing of the Bankruptcy Case; provided, that in no event shall “Ordinary Course of Business” include any breach of Law or Contract, or violation of any Permit.

(oo) “Outside Date” means June 1, 2023.

(pp) “Patents” means all patents and patent applications, including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, extensions, registrations, supplemental protection certificates, utility models, design patents and the like of any of the foregoing.

(qq) “Permit” means any license, permit, franchise, approval, authorization, including any EUA, registration, certification, accreditation and consent of any Governmental Entity.

(rr) “Permitted Liens” means: (a) any Lien for Taxes, assessments, and other governmental charges that are not yet due and payable or that are being contested in good faith by appropriate proceedings, (b) with respect to licenses, Permits, or Contracts, any restrictions, obligations, limitations, or other Liens contained in such license, Permit, or contract or existing at law or under the regulatory regime pursuant to which such license, Permit, or Contract is granted that do not, and would not reasonably be expected to, adversely affect the Exploitation of the Product or the Transferred Assets in any material respect, (c) any restrictions, obligations, limitations, or other Liens contained in the Transferred Assets or existing at law or under the regulatory regime pursuant to which such Transferred Assets are subject that, individually or in the aggregate, do not, and would not reasonably be expected to, adversely affect the Exploitation of the Product or the Transferred Assets in any material respect, or (d) any imperfection of title or other Lien that, individually or in the aggregate with other such imperfections and Liens, do not, and would not reasonably be expected to, adversely affect the Exploitation of the Product or the Transferred Assets in any material respect.

(ss) “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

(tt) “Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other equity-based compensation, severance, retention, employment, change in control, collective bargaining, bonus, incentive, deferred compensation, retirement, pension, group insurance, fringe benefit, vacation, and other benefit plan, program or arrangement, in each case, which is maintained, sponsored or contributed to by Seller, or with respect to which Seller or its Affiliates may have any Liability.

(uu) “Primarily Related” or “Primarily” means, with respect to the applicable referent term, any or all of the following: (a) primarily related to, (b) reasonably necessary with respect to or in connection with the Exploitation of or (c) actually used with respect to or in connection with the Exploitation of.

(vv) “Product” means any diagnostic technology or product currently exploited by the Company for the detection of any indication of infectious diseases (alone or in combination), including any associated technology, such as digital technology in support thereof. For the avoidance of doubt, infectious diseases shall include, but are not limited to, STI (sexually transmitted infections), COVID-19, influenza, and RSV (Respiratory Syncytial Virus).

(ww) “Qualified Bid” has the meaning set forth in the Bidding Procedures.

(xx) “Regulatory Approval” means, with respect to a particular jurisdiction, such approvals, licenses, registrations and/or authorizations, including investigational device exemptions and foreign regulatory equivalents, and EUAs and foreign Regulatory Authority equivalents, by any applicable Regulatory Authority as are sufficient to manufacture, distribute, use (including in clinical trials) and engage in the sale of any Product in such regulatory jurisdiction in accordance with applicable Law.

(yy) “Regulatory Authority” means any federal, provincial, national, or multinational governmental regulatory agency or authority within a jurisdiction, with the authority to grant approvals, licenses, registrations or authorizations necessary for the development, manufacture, use, sale or other Exploitation of a pharmaceutical product in such jurisdiction. For clarity, references in this Agreement to Regulatory Authority shall be deemed to include the FDA, and any successors of any of the foregoing, Health Canada, and the Therapeutic Goods Administration (“TGA”).

(zz) “Regulatory Documentation” means any and all applications, filings, submissions, approvals, licenses, registrations, Permits, notifications, authorizations, waivers and correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), and any and all reports and documentation in connection with studies and tests (including study reports and study protocols and copies of all interim study analyses), and any and all data contained in any of the foregoing, in each case, with respect to the Exploitation of the Product.

(aaa) “Retained Books and Records” means (i) company seal, minute books, stock certificates, stock or equity record books, Tax Returns and other books, records and work papers related to Taxes paid or payable by Seller or any of its Affiliates, (ii) work papers and such other books and records as pertain to the organization, qualification to do business, existence or capitalization of Seller or any Affiliate thereof, (iii) books and records that Seller is required to retain under applicable Law, (iv) books and records that relate exclusively to an Excluded Asset or Excluded Liability or relate to the public registration of or trading in Seller’s stock, to Seller’s reporting obligations under applicable Law, or to the corporate governance of Seller, (v) all of Seller’s communications, documents, or materials that relate exclusively to the Excluded Assets and the Excluded Liabilities, (vi) all documents (other than such documents that relate exclusively to Seller Intellectual Property or other Transferred Assets) covered by any attorney-client privilege, work product doctrine, common interest or joint defense privilege, including such documents relating to the matters in the foregoing clauses (i) to (v), and all electronic and tangible documents to the extent incorporating such documents, it being the intent of Seller and Buyer that Seller shall retain all of its rights under the attorney-client privilege, work product doctrine, common interest or joint defense privilege except as expressly set forth in the foregoing clause (vi).

(bbb) “Sale Hearing” has the meaning set forth in the Bidding Procedures.

(ccc) “Sale Motion” means the motion filed with the Bankruptcy Court by Seller on February 22, 2023, seeking entry of (I) an Order (A) Approving Certain Bidding Procedures and the Form and Manner of Notice Thereof, (B) Scheduling an Auction and a Hearing on the Approval of the Sale of All or Substantially All of the Debtor’s Assets, (C) Establishing Certain Assumption and Assignment Procedures and Approving the Manner of Notice Thereof, and (D) Granting Related Relief; and (II) an Order (A) Authorizing and Approving the Debtor’s Entry Into an Asset Purchase Agreement, (B) Authorizing the Sale of All or Substantially All of the Debtor’s Assets Free and Clear of All Encumbrances, (C) Approving the Assumption and Assignment of the Assumed Contracts, and (D) Granting Related Relief.

(ddd) “Sale Order” means an order of the Bankruptcy Court (in a form reasonably acceptable to Buyer), which shall, among other things, comply with Section 2.2.

(eee) “Seller Intellectual Property” means all Intellectual Property owned by Seller.

(fff) “Seller Inventory” means all Inventory owned by Seller.

(ggg) “Tax” means (i) all U.S. federal, state, local, non-U.S. or other taxes of any kind and any similar fees, assessments or charges (together with any and all interest, penalties and additions to tax imposed with respect thereto) imposed by any Tax Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, severance, excise, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, unclaimed property, escheatment or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added; and (ii) any Liability for the payment of amounts described in clause (i) as a result of being a successor, a transferee or a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax sharing, indemnity or similar agreement or other Contract or arrangement.

(hhh) “Tax Authority” means any Governmental Entity responsible for the imposition of any Tax.

(iii) “Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement or other document relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment thereto or amendment thereof.

(jjj) “Third Party” or “Third Parties” means any Person other than Buyer or Seller or any Affiliate of Buyer or Seller.

(kkk) “Trademarks” means trademarks, service marks, names, corporate names, trade names, domain names, social media names, tags or handles, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, whether or not registered or applied for registration, including common law trademark rights.

(lll) “Transaction Documents” means this Agreement and all other agreements, documents and instruments executed in connection herewith or required to be executed and/or delivered by Seller in accordance with the provisions of this Agreement.

(mmm) “Transferred Records” means any and all Regulatory Documentation, books, records, laboratory notebooks, data, analyses, files and other information, whether in hard copy or computer format, in each case, relating to any Product or any Exploitation of any of the foregoing.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused their respective authorized officers to duly execute this Asset Purchase Agreement as of the day and year first written above.

PFIZER INC.

By:	/s/ Latif Akintade
Name: Latif Akintade
Title: SVP, Patient and Health Impact

(Signature Page to Asset Purchase Agreement)

IN WITNESS WHEREOF, the parties hereto have caused their respective authorized officers to duly execute this Asset Purchase Agreement as of the day and year first written above.

LUCIRA HEALTH, INC.

By:	/s/ Erik Engelson
Name:	Erik Engelson
Title:	Chief Executive Officer

(Signature Page to Asset Purchase Agreement)

Schedule 1.1(e)

Assigned Contracts

Type	Counterparty	Contract Description
Lease	Mai Two, LLC	Lease between MAI TWO LLC as Landlord and Lucira Health, Inc. / 6278 Bonaventura Drive, San Jose, CA 95134

Lease	Metropolitan Properties, LLC	Standard Industrial/Commercial Multi-Tenant Lease / 1315 63d Street, Emeryville, CA 94608

Contract	626 BV Labs, LLC	Bonneville Labs Membership Agreement

Contract	A.M.A Plastics Inc	PO agreement

Contract	Arena Solutions, Inc.	Contract

Contract	Avalara (Avatax)	Service Agreement

Contract	Biosearch Technologies, Inc.	PO agreement

Contract	Bring IT	NetSuite Tableau Bundle, Zendesk Talk, BRING IT Care, SYSTEM IMPLEMENTATION SERVICES, Bring IT Care Support and Optimization SOWs

Contract	Calvary Robotics	Services Agreement

Contract	Campbell Wrapper Corp	Services Agreement

Contract	Celigo, Inc.	Enterprise Service Subscription Agreement, Celigo IO EDI Additional Endpoint, Core Renewal, Shopify IA Upgrade, API Management, Celigo Agreement (Walmart + Merchant E solutions), Upgrade to IO Premium, Form EDI Saas Agreement, Service Agreements

Contract	DWFritz Automation, Inc.	Services Agreement

Contract	Edgewater Automation LLC	Contract

Contract	Egnyte	Services Agreement

Contract	Enzyme Corporation	Service Agreement

Contract	Hawk Ridge Systems, LLC	Services Agreement

Contract	Jabil	Jabil Contracts, as modified by the Jabil Term Sheet and subject to satisfaction of Section 9.17 of the Asset Purchase Agreement

Contract	Norwalt Design	Services Agreement

Contract	Okta, Inc.	PO Agreement Q-494282, SOW-102221v1

Contract	Oracle America, Inc.	Lucira NetSuite Suite Upgrade Agreement and Concurrency Upgrade

Contract	Tecan US, Inc.	PO Agreement

Contract	Zendesk, Inc.	Contract

Schedule 1.1(e)

Schedule 1.2

Excluded Assets

1.	All cash and cash equivalents.

2.	All accounts receivable.

3.	All equipment, machinery and other tangible personal property located at any location leased or formerly leased by Seller that is not a Leased Location.

4.	Contracts not constituting Assigned Contracts.

5.

All insurance policies of Seller (including all current and prior director and officer or similar fiduciary or errors and omissions insurance policies and all rights thereunder and all proceeds thereof.

6.

All Tax credits (including all employee retention credits), Tax refunds, Tax deposits, Tax attributes of Seller (including all net operating loss carryforwards and carrybacks) and prepaid Tax amounts of Seller.

7.

All avoidance claims or causes of action available to Seller under Chapter 5 of the Bankruptcy Code (including Sections 544, 545, 547, 548, 549, 550 and 553) or any similar actions under any other applicable Law.

8.	All rights, claims or causes of action of Seller arising under, or in connection with, this Agreement, the sale of the Transferred Assets or the Transaction Documents.

9.	All rights, claims or causes of action by or in the right of Seller against any current or former director or officer of Seller.

10.	All rights, claims or causes of action unrelated to the Transferred Assets.

11.

All Plans, all assets of such Plans and all trust agreements, administrative service contracts, insurance policies and other Contracts related thereto and all rights of Seller with respect to any of the foregoing.

12.	All Retained Books and Records.

Schedule 1.2

Schedule 1.5(f)

Required Assigned Contracts

Type	Counterparty	Contract Description
Lease	Mai Two, LLC	Lease between MAI TWO LLC as Landlord and Lucira Health, Inc. / 62-78 Bonaventura Drive, San Jose, CA 95134

Lease	Metropolitan Properties, LLC	Standard Industrial/Commercial Multi-Tenant Lease / 1315 63d Street, Emeryville, CA 94608

Contract	626 BV Labs, LLC	Bonneville Labs Membership Agreement

Contract	Arena Solutions, Inc.	Contract

Contract	Avalara (Avatax)	Service Agreement

Contract	Bring IT	NetSuite Tableau Bundle, Zendesk Talk, BRING IT Care, SYSTEM IMPLEMENTATION SERVICES, Bring IT Care Support and Optimization SOWs

Contract	Calvary Robotics	Services Agreement

Contract	Campbell Wrapper Corp	Services Agreement

Contract	Celigo, Inc.	Enterprise Service Subscription Agreement, Celigo IO EDI Additional Endpoint, Core Renewal, Shopify IA Upgrade, API Management, Celigo Agreement (Walmart + Merchant E solutions), Upgrade to IO Premium, Form EDI Saas Agreement, Service Agreements

Contract	DWFritz Automation, Inc.	Services Agreement

Contract	Edgewater Automation LLC	Contract

Contract	Egnyte	Services Agreement

Contract	Enzyme Corporation	Service Agreement

Contract	Hawk Ridge Systems, LLC	Services Agreement

Contract	Norwalt Design	Services Agreement

Contract	Okta, Inc.	PO Agreement Q-494282, SOW-102221v1

Contract	Oracle America, Inc.	Lucira NetSuite Suite Upgrade Agreement and Concurrency Upgrade

Contract	Tecan US, Inc.	PO Agreement

Contract	Zendesk, Inc.	Contract

Schedule 1.5(f)

Schedule 8.11

Transition Contracts

Type	Counterparty	Contract Description
Contract	101 Domain	N/A - paid monthly

Contract	37Signals (Basecamp)	PO agreement

Contract	Adapt Certification Service	PO agreement

Contract	Adobe	N/A - paid monthly

Contract	All Covered, a Division of Konica Minolta Business Solutions USA Inc.	Lucira Health Service Now and Addition of Services Agreement 11604254

Contract	AllCovered (Cisco Meraki Licenses)	Annual Contract - Renews November 2023

Contract	ALOM Technologies Corporation	Agreement to Addendum to QT-3155-2 Addendum

Contract	Amazon Web Services	PO agreement

Contract	ARYTE Bioscience, LLC	PO agreement

Contract	Atlassian (JIRA Licenses)	Jira Licenses Month to Month via Atlassian

Contract	Avaya	Paid monthly via credit card

Contract	Benchling, Inc.	BENCHLING, INC. CUSTOMER AGREEMENT

Contract	Bluebird Express, LLC	Services Agreement

Contract	BSI Group America	Services Agreement

Contract	Burks Herring, LLC	PO agreement

Contract	CloudFuze	Annual contract - Renews September 2023

Contract	Comcast	Services Agreement ongoing month to month

Contract	Control Solutions Inc.	PO agreement

Contract	Coyote Creek Consulting, Inc.	Services Agreement (No contract in place currently)

Contract	Fastmetrics	Services Agreement

Contract	Fisher Healthcare	PO agreement

Contract	G-Biosciences	PO agreement

Contract	Global Life Sciences USA LLC	PO agreement

Contract	GoDaddy	N/A - paid monthly

Contract	Hi-tech Products Inc	PO agreement

Contract	Integrated DNA Technologies, Inc.	PO agreement

Contract	International Point of Care, Inc.	Amended and Restated Exhibit 3 to the Agreement, Supply Quality Agreement

Contract	Life Technologies Corporation	PO agreement

Contract	MerchantE Solutions	Service Agreement ongoing month to month

Contract	MicroGroup, Inc.	PO agreement

Contract	New England Biolabs	PO agreement

Contract	Paychex	Services Agreement

Contract	Pegatron Corporation	Amendment Number 2 to the Quality Agreement

Contract	Plitek, LLC	PO agreement

Contract	Porex Corporation	PO agreement

Contract	Precision Measurements	PO agreement

Schedule 8.11-1

Type	Counterparty	Contract Description
Contract	Promega Corporation	PO agreement

Contract	Quest Diagnostics	Services Agreement

Contract	Salesforce.com, Inc.	Contract; Expires 2025

Contract	Selig Sealing Products, Inc.	PO agreement

Contract	Shopify, Inc	Shopify Plus Agreement TK-NCP-01

Contract	Sigma-Aldrich Inc.	PO agreement

Contract	Slack Technologies, LLC	Contract

Contract	Smartsheet, Inc.	Services Agreement

Contract	Tableau Software, LLC	Services Agreement

Contract	Techflex Packaging LLC	PO agreement

Contract	Telus International (U.S) Corp.	MSA and SWO Statement of Work-01

Contract	TriCore Reference Laboratories	Master Clinical Study Agreement and Appendix A Statement of Work#1

Contract	TrustArc Inc	Services Agreement

Contract	TSS Technical Safety Services LLC	PO agreement

Contract	Valley Calibration Services	PO agreement

Contract	VMWare (Carbon Black Licenses)	Annual contract; renews mid April 2023

Contract	Wordpress	N/A - paid monthly

Contract	Zoho Corporation	N/A - paid monthly

Contract	Zoom Video Communications, Inc.	Services Agreement

Schedule 8.11-2

Schedule 9.14

Required Permits

1.	All investigational device exemptions or investigational new drug applications and foreign equivalents held by Seller.

2.	All de novo classification requests and medical device applications submitted to a Regulatory Authority.

3.	All EUAs and foreign equivalents held by Seller, including:

•	FDA EUA 220333 – Lucira COVID-19 & Flu Test

•	FDA EUA 220490 – Lucira COVID-19 & Flu Home Test

•	FDA EUA 210196 – Lucira CHECK-IT COVID-19 Test Kit

•	FDA EUA 202920 – Lucira COVID-19 All-In-One Test Kit

•	Health Canada IO Authorization 347652 (Lucira COVID-19 & Flu Test – LUC-13000-CA), 329037

•	Health Canada IO Authorization 329037 (Lucira Checkit COVID-19 Test Kit – 00810055970056)

4.	All Product Regulatory Approvals issued by a Regulatory Authority, including:

•	TGA – ARTG 406571 – Lucira COVID-19 and Flu Test, approved on March 21, 2023, Australian Sponsor – Device Technologies Australia Pty Ltd.

5.	All manufacturing and distribution licenses or Permits.

Schedule 9.14

Exhibit 12.14

Form of FDA Letters

[See attached.]

Exhibit 12.14

[Lucira Letterhead]1

[Date]

Kristian Roth, Ph.D.

Deputy Director, Division of Microbiology Devices

OHT7: Office of In Vitro Diagnostics

Office of Product Evaluation and Quality

Center for Devices and Radiological Health

Re:	Emergency Use Authorization Supplement (S00#): Change in Holdership – Transfer of EUA 220333, Lucira COVID-19 and Flu Test

Dear Dr. Roth:

Lucira Health, Inc. (Lucira), holder of EUA 220333, Lucira COVID-19 and Flu Test, is submitting supplement [##] to this EUA, seeking a change of EUA holdership. Specifically, Lucira is seeking to transfer holdership of the above-referenced EUA to Pfizer, Inc. (Pfizer) effective as of April 20, 2023. Included in this supplement is a letter from Pfizer to the U.S. Food and Drug Administration (FDA) in which Pfizer informs FDA that Pfizer accepts the transfer of holdership of EUA 220333. Lucira will provide Pfizer with all FDA correspondence and documents pertaining to the EUA.

Lucira confirms that no manufacturing sites are changing and that nothing else with respect to the authorized product is changing.

Should you have any questions regarding the holdership change, please do not hesitate to contact me.

Sincerely,

[Name]
[Title]
[Contact information]

cc: Pfizer – provide contact information

[1]

Note to Draft: To effectuate the transfer of “holdership” of the EUA from Lucira to Pfizer, FDA requires a formal letter on company letterhead from each of Lucira and Pfizer, stating that the original EUA holder/transferor (Lucira) wishes to transfer holdership of the EUA to the transferee (Pfizer) and that the transferee accepts. The letters should indicate if any manufacturing sites or anything else in the authorized assay is changing, or not. All documentation needs to come from the original EUA holder/transferor as a Supplement to the existing EUA, upon receipt of which the EUA will be reissued in the name of the new transferee/new holder. The documents may be sent to the CDRH-EUA-Templates mailbox (COVID19DX@fda.hhs.gov) with a cc to the EUA specific mailbox – we are confirming with FDA what mailbox this is, but we believe it to be CDRH-EUA-Templates@fda.hhs.gov.

Exhibit 12.14-1

[Pfizer Letterhead]

[Date]

Kristian Roth, Ph.D.

Deputy Director, Division of Microbiology Devices

OHT7: Office of In Vitro Diagnostics

Office of Product Evaluation and Quality

Center for Devices and Radiological Health

Re:	Emergency Use Authorization: Change in Holdership – Acceptance of the Transfer of EUA 220333, Lucira COVID-19 and Flu Test

Dear Dr. Roth:

Through this letter, Pfizer, Inc. (Pfizer) notifies the U.S. Food and Drug Administration that Pfizer accepts the transfer of EUA 220333, COVID-19 and Flu Test, from Lucira Health, Inc. (Lucira). As the new EUA holder, Pfizer commits to all agreements, promises, and commitments made by Lucira with respect to EUA 220333, and agrees to comply with all conditions of the EUA.

Should you have any questions regarding the holdership change, please do not hesitate to contact me.

Sincerely,

[Name]
[Title]
[Contact information]

cc: Lucira Health, Inc. – provide contact information

Exhibit 12.14-2

[Lucira Letterhead]2

[Date]

Kristian Roth, Ph.D.

Deputy Director, Division of Microbiology Devices

OHT7: Office of In Vitro Diagnostics

Office of Product Evaluation and Quality

Center for Devices and Radiological Health

Re:	Emergency Use Authorization Supplement (S00#): Change in Holdership – Transfer of EUA 220490, Lucira COVID-19 & Flu Home Test

Dear Dr. Roth:

Lucira Health, Inc. (Lucira), holder of EUA 220490, Lucira COVID-19 & Flu Home Test, is submitting supplement [##] to this EUA, seeking a change of EUA holdership. Specifically, Lucira is seeking to transfer holdership of the above-referenced EUA to Pfizer, Inc. (Pfizer) effective as of April 20, 2023. Included in this supplement is a letter from Pfizer to the U.S. Food and Drug Administration (FDA) in which Pfizer informs FDA that Pfizer accepts the transfer of holdership of EUA 220490. Lucira will provide Pfizer with all FDA correspondence and documents pertaining to the EUA.

Lucira confirms that no manufacturing sites are changing and that nothing else with respect to the authorized product is changing.

Should you have any questions regarding the holdership change, please do not hesitate to contact me.

Sincerely,

[Name]
[Title]
[Contact information]

cc: Pfizer – provide contact information

[2]

Note to Draft: To effectuate the transfer of “holdership” of the EUA from Lucira to Pfizer, FDA requires a formal letter on company letterhead from each of Lucira and Pfizer, stating that the original EUA holder/transferor (Lucira) wishes to transfer holdership of the EUA to the transferee (Pfizer) and that the transferee accepts. The letters should indicate if any manufacturing sites or anything else in the authorized assay is changing, or not. All documentation needs to come from the original EUA holder/transferor as a Supplement to the existing EUA, upon receipt of which the EUA will be reissued in the name of the new transferee/new holder. The documents may be sent to the CDRH-EUA-Templates mailbox (COVID19DX@fda.hhs.gov) with a cc to the EUA specific mailbox – we are confirming with FDA what mailbox this is, but we believe it to be CDRH-EUA-Templates@fda.hhs.gov.

Exhibit 12.14-3

[Pfizer Letterhead]

[Date]

Kristian Roth, Ph.D.

Deputy Director, Division of Microbiology Devices

OHT7: Office of In Vitro Diagnostics

Office of Product Evaluation and Quality

Center for Devices and Radiological Health

Re:	Emergency Use Authorization: Change in Holdership – Acceptance of the Transfer of EUA 220490, Lucira COVID-19 & Flu Home Test

Dear Dr. Roth:

Through this letter, Pfizer, Inc. (Pfizer) notifies the U.S. Food and Drug Administration that Pfizer accepts the transfer of EUA 220490, COVID-19 & Flu Home Test, from Lucira Health, Inc. (Lucira). As the new EUA holder, Pfizer commits to all agreements, promises, and commitments made by Lucira with respect to EUA 220490, and agrees to comply with all conditions of the EUA.

Should you have any questions regarding the holdership change, please do not hesitate to contact me.

Sincerely,

[Name]
[Title]
[Contact information]

cc: Lucira Health, Inc. – provide contact information

Exhibit 12.14-4

[Lucira Letterhead]3

[Date]

Kristian Roth, Ph.D.

Deputy Director, Division of Microbiology Devices

OHT7: Office of In Vitro Diagnostics

Office of Product Evaluation and Quality

Center for Devices and Radiological Health

Re:	Emergency Use Authorization Supplement (S00#): Change in Holdership – Transfer of EUA 210196, Lucira CHECK-IT COVID-19 Test Kit

Dear Dr. Roth:

Lucira Health, Inc. (Lucira), holder of EUA 210196, Lucira CHECK-IT COVID-19 Test Kit, is submitting supplement [##] to this EUA, seeking a change of EUA holdership. Specifically, Lucira is seeking to transfer holdership of the above-referenced EUA to Pfizer, Inc. (Pfizer) effective as of April 20, 2023. Included in this supplement is a letter from Pfizer to the U.S. Food and Drug Administration (FDA) in which Pfizer informs FDA that Pfizer accepts the transfer of holdership of EUA 210196. Lucira will provide Pfizer with all FDA correspondence and documents pertaining to the EUA.

Lucira confirms that no manufacturing sites are changing and that nothing else with respect to the authorized product is changing.

Should you have any questions regarding the holdership change, please do not hesitate to contact me.

Sincerely,

[Name]
[Title]
[Contact information]

cc: Pfizer – provide contact information

[3]

Note to Draft: To effectuate the transfer of “holdership” of the EUA from Lucira to Pfizer, FDA requires a formal letter on company letterhead from each of Lucira and Pfizer, stating that the original EUA holder/transferor (Lucira) wishes to transfer holdership of the EUA to the transferee (Pfizer) and that the transferee accepts. The letters should indicate if any manufacturing sites or anything else in the authorized assay is changing, or not. All documentation needs to come from the original EUA holder/transferor as a Supplement to the existing EUA, upon receipt of which the EUA will be reissued in the name of the new transferee/new holder. The documents may be sent to the CDRH-EUA-Templates mailbox (COVID19DX@fda.hhs.gov) with a cc to the EUA specific mailbox – we are confirming with FDA what mailbox this is, but we believe it to be CDRH-EUA-Templates@fda.hhs.gov.

Exhibit 12.14-5

[Pfizer Letterhead]

[Date]

Kristian Roth, Ph.D.

Deputy Director, Division of Microbiology Devices

OHT7: Office of In Vitro Diagnostics

Office of Product Evaluation and Quality

Center for Devices and Radiological Health

Re:	Emergency Use Authorization: Change in Holdership – Acceptance of the Transfer of EUA 210196, Lucira CHECK-IT COVID-19 Test Kit

Dear Dr. Roth:

Through this letter, Pfizer, Inc. (Pfizer) notifies the U.S. Food and Drug Administration that Pfizer accepts the transfer of EUA 210196, CHECK-IT COVID-19 Test Kit, from Lucira Health, Inc. (Lucira). As the new EUA holder, Pfizer commits to all agreements, promises, and commitments made by Lucira with respect to EUA 210196, and agrees to comply with all conditions of the EUA.

Should you have any questions regarding the holdership change, please do not hesitate to contact me.

Sincerely,

[Name]
[Title]
[Contact information]

cc: Lucira Health, Inc. – provide contact information

Exhibit 12.14-6

[Lucira Letterhead]4

[Date]

Kristian Roth, Ph.D.

Deputy Director, Division of Microbiology Devices

OHT7: Office of In Vitro Diagnostics

Office of Product Evaluation and Quality

Center for Devices and Radiological Health

Re:	Emergency Use Authorization Supplement (S00#): Change in Holdership – Transfer of EUA 202920, Lucira COVID-19 All-In-One Test Kit

Dear Dr. Roth:

Lucira Health, Inc. (Lucira), holder of EUA 202920, Lucira COVID-19 All-In-One Test Kit, is submitting supplement [##] to this EUA, seeking a change of EUA holdership. Specifically, Lucira is seeking to transfer holdership of the above-referenced EUA to Pfizer, Inc. (Pfizer) effective as of April 20, 2023. Included in this supplement is a letter from Pfizer to the U.S. Food and Drug Administration (FDA) in which Pfizer informs FDA that Pfizer accepts the transfer of holdership of EUA 202920. Lucira will provide Pfizer with all FDA correspondence and documents pertaining to the EUA.

Lucira confirms that no manufacturing sites are changing and that nothing else with respect to the authorized product is changing.

Should you have any questions regarding the holdership change, please do not hesitate to contact me.

Sincerely,

[Name]
[Title]
[Contact information]

cc: Pfizer – provide contact information

[4]

Note to Draft: To effectuate the transfer of “holdership” of the EUA from Lucira to Pfizer, FDA requires a formal letter on company letterhead from each of Lucira and Pfizer, stating that the original EUA holder/transferor (Lucira) wishes to transfer holdership of the EUA to the transferee (Pfizer) and that the transferee accepts. The letters should indicate if any manufacturing sites or anything else in the authorized assay is changing, or not. All documentation needs to come from the original EUA holder/transferor as a Supplement to the existing EUA, upon receipt of which the EUA will be reissued in the name of the new transferee/new holder. The documents may be sent to the CDRH-EUA-Templates mailbox (COVID19DX@fda.hhs.gov) with a cc to the EUA specific mailbox – we are confirming with FDA what mailbox this is, but we believe it to be CDRH-EUA-Templates@fda.hhs.gov.

Exhibit 12.14-7

[Pfizer Letterhead]

[Date]

Kristian Roth, Ph.D.

Deputy Director, Division of Microbiology Devices

OHT7: Office of In Vitro Diagnostics

Office of Product Evaluation and Quality

Center for Devices and Radiological Health

Re:	Emergency Use Authorization: Change in Holdership – Acceptance of the Transfer of EUA 202920, Lucira COVID-19 All-In-One Test Kit

Dear Dr. Roth:

Through this letter, Pfizer, Inc. (Pfizer) notifies the U.S. Food and Drug Administration that Pfizer accepts the transfer of EUA 202920, COVID-19 All-In-One Test Kit, from Lucira Health, Inc. (Lucira). As the new EUA holder, Pfizer commits to all agreements, promises, and commitments made by Lucira with respect to EUA 202920, and agrees to comply with all conditions of the EUA.

Should you have any questions regarding the holdership change, please do not hesitate to contact me.

Sincerely,

[Name]
[Title]
[Contact information]

cc: Lucira Health, Inc. – provide contact information

Exhibit 12.14-8